Exhibit 10.3
STOCK PURCHASE AGREEMENT
BY AND AMONG
SARGENT TRUCKING, INC.
BIG ROCK TRANSPORTATION, INC.
MIDWEST CARRIERS, INC.
SMITH TRUCK BROKERS, INC.
B & J TRANSPORTATION, INC.
THE SELLERS LISTED HEREIN
AND
SARGENT TRANSPORTATION GROUP, INC.
DATED AS OF OCTOBER 4, 2006

INDEX OF EXHIBITS
Exhibit A	Form of Sargent Note
Exhibit B	Form of Tweedie Note
Exhibit C	Form of Stock Power
Exhibit D	Form of Employment Agreement (Sargent)
Exhibit E	Form of Employment Agreement (Tweedie)
Exhibit F	Form 8883 Methodologies

INDEX OF SCHEDULES
Schedule 1.1	Securities Ownership
Schedule 1.3(b)(ii)	Wire Transfer Instructions
Schedule 1.3(b)(viii)	Required Consents and Approvals
Schedule 4.1	Foreign Qualifications
Schedule 4.3	Capitalization
Schedule 4.5	Absence of Conflicts
Schedule 4.6(a)	Financial Statements
Schedule 4.6(b)	GAAP Exceptions
Schedule 4.7	Undisclosed Liabilities
Schedule 4.8	Absence of Certain Developments
Schedule 4.9(a)	Owned Real Property
Schedule 4.9(b)	Leased Real Property
Schedule 4.9(c)	Exceptions to Condition of Improvements
Schedule 4.9(d)	Title / Encumbrances
Schedule 4.10	Accounts Receivable
Schedule 4.11	Taxes
Schedule 4.11(f)	State Elections
Schedule 4.12(a)	Material Contracts
Schedule 4.12(c)	Material Contracts Exceptions
Schedule 4.13(a)	Proprietary Rights
Schedule 4.13(b)	Proprietary Rights Exceptions
Schedule 4.14	Litigation
Schedule 4.15	Brokerage
Schedule 4.16	Permits
Schedule 4.17	Employee Benefit Plans
Schedule 4.17(d)	Benefit Plan Liabilities
Schedule 4.18	Insurance
Schedule 4.19	Officers and Directors; Bank Accounts
Schedule 4.20	Affiliate Transactions
Schedule 4.21	Compliance with Laws
Schedule 4.22	Environmental and Safety Matters
Schedule 4.24	Employees
Schedule 4.27(a)	Independent Contractors
Schedule 4.27(b)	Customers
Schedule 4.27(c)	Third-Party Carriers
Schedule 4.27(d)	Agents
Schedule 4.28	Cash Distributions
Schedule 6.3	Absence of Buyer Conflicts
Schedule 9.1(e)	Fuel Tax Agreements
Schedule 9.11	D&O Policy
Schedule 9.12(b)(ii)	Thayer Advisory Agreement
Schedule 11.1(a)	Certain Permitted Indebtedness

Schedule 11.1(b)	Transaction Bonuses

STOCK PURCHASE AGREEMENT
     This Stock Purchase Agreement (the “Agreement”) is made as of October 4, 2006, by and among (i) Sargent Trucking, Inc., a Maine corporation, (ii) Big Rock Transportation, Inc., an Indiana corporation, (iii) Midwest Carriers, Inc., an Indiana corporation, (iv) Smith Truck Brokers, Inc., a Maine corporation, (v) B & J Transportation, Inc., a Maine corporation (together with each of the entities named in the foregoing clauses (i) through (iv), collectively the “Acquired Entities” and individually, an “Acquired Entity”), (vi) Bruce Sargent (“Sargent”), (vii) Michael Tweedie (“Tweedie” and together with Sargent, collectively, “Sellers” and individually a “Seller”) and (viii) Sargent Transportation Group, Inc., a Delaware corporation (“Buyer”).
     WHEREAS, Sellers own directly and beneficially all of the issued and outstanding capital stock of the Acquired Entities (collectively, the “Securities”).
     WHEREAS, subject to the terms and conditions of this Agreement, Buyer desires to acquire from Sellers, and Sellers desire to sell to Buyer, all of the Securities.
     NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:
ARTICLE I
PURCHASE AND SALE OF STOCK
     1.1 Stock Purchase. Subject to the terms and conditions set forth in this Agreement, at the Closing, Buyer will purchase from each Seller, and each Seller will sell and transfer to Buyer, all of the Securities owned by such Seller as such ownership is set forth on Schedule 1.1 attached hereto, free and clear of all Encumbrances (other than applicable restrictions under the Securities Act and state securities Laws).
     1.2 Purchase Price. Subject to the terms and conditions set forth in this Agreement, at the Closing, the aggregate consideration to be paid to Sellers for the Securities will be: (i) $46,500,000 in cash minus the aggregate amount of Indebtedness of the Acquired Entities outstanding as of immediately prior to the Closing minus the aggregate amount of Transaction Bonuses paid and/or payable to the Transaction Bonus Recipients minus $372,000 (the net result derived in this clause (i), the “Cash Portion”); (ii) delivery to Sargent of a subordinated promissory note issued by Buyer in the aggregate principal amount of $2,500,000, dated as of the Closing Date and in substantially the form attached hereto as Exhibit A (the “Sargent Note”); and (iii) delivery to Tweedie of a subordinated promissory note issued by Buyer in the aggregate principal amount of $2,500,000, dated as of the Closing Date and in substantially the form attached hereto as Exhibit B (the “Tweedie Note”, and together with the Sargent Note, the “Seller Notes”) (the amounts described in clauses (i) — (iii), collectively, the “Purchase Price”).
     1.3 Closing Transactions.
          (a) Closing. The closing of the purchase and sale of the Securities contemplated by this Agreement (the “Closing”) will take place at the offices of Kirkland & Ellis LLP, 200 East Randolph Drive, Chicago, Illinois 60601, commencing at 10:00 a.m. (Chicago time) on the date hereof. The date on which the Closing takes place is referred to herein as the “Closing Date”.
          (b) Closing Transactions. Subject to the conditions set forth in this Agreement, the parties shall consummate the following transactions at the Closing:

          (i) Each Seller shall deliver to Buyer the certificates representing the Securities owned by such Seller, duly endorsed for transfer or accompanied by stock powers in substantially the form attached hereto as Exhibit C, and free and clear of all Encumbrances (other than applicable restrictions under the Securities Act and state securities Laws);
          (ii) Buyer shall deliver to each Seller, by wire transfer of immediately available funds to the account designated by such Seller on Schedule 1.3(b)(ii), an amount equal to the product of (A) such Seller’s Pro Rata Share and (B) the Cash Portion;
          (iii) Buyer shall execute and deliver to Sargent the Sargent Note;
          (iv) Buyer shall execute and deliver to Tweedie the Tweedie Note;
          (v) [Reserved];
          (vi) The Acquired Entities shall pay to each of the Bonus Recipients the unpaid portion of any Transaction Bonus due and payable to such Bonus Recipient as of the Closing within five (5) Business Days following the Closing; it being understood and agreed that, in each case, such payment shall be subject to reduction in respect of all applicable federal, state and local tax withholdings;
          (vii) Sellers shall deliver to Buyer or to the premises of the Acquired Entities all corporate books and records of each of the Acquired Entities;
          (viii) Sellers shall deliver to Buyer copies of all consents and approvals listed on Schedule 1.3(b)(viii);
          (ix) Sellers shall deliver to Buyer copies of all filings, authorizations and approvals and other Permits by, with or to any Governmental Entity listed on Schedule 1.3(b)(viii);
          (x) Sellers shall deliver to Buyer payoff letters with respect to all Indebtedness included in the determination of the Cash Portion of the Purchase Price which Buyer has notified the Sellers of its intent to repay or prepay on the Closing Date and releases of any and all Encumbrances in respect of any Indebtedness shall have been obtained, in each case on terms reasonably satisfactory to Buyer;
          (xi) Sellers shall deliver, or caused to be delivered, to Buyer all of the following:
               (A) certified copies of the resolutions of each Acquired Entity’s board of directors authorizing the execution, delivery and performance of this Agreement and the other agreements contemplated hereby and the consummation of the transactions contemplated hereby and thereby;
               (B) certified copies of the certificate of incorporation and by-laws of each Acquired Entity;
               (C) a certificate of the secretary of state of the state in which each Acquired Entity is incorporated and each state in which each Acquired Entity is required to be qualified to do business stating that such Acquired Entity is in good standing in such state;

               (D) a certificate from each Acquired Entity meeting the requirements of Treasury Regulation Section 1.1445-2(c)(3);
               (E) resignations from each director of the Acquired Entities; and
               (F) all of the documents required to be delivered by each Seller and such Seller’s spouse (if any) pursuant Section 9.1(g), duly executed by such Seller and/or such Seller’s spouse, as applicable.
          (xii) On or prior to the Closing Date, Buyer will have delivered, or caused to be delivered, to Sellers all of the following:
               (A) certified copies of the resolutions of Buyer’s board of directors authorizing the execution, delivery and performance of this Agreement and the other agreements contemplated hereby and the consummation of the transactions contemplated hereby and thereby;
               (B) certified copies of the certificate of incorporation and by-laws of Buyer; and
               (C) a certificate of the Secretary of State of the State of Delaware stating that Buyer is in good standing in such state.
          (xiii) Each of Sargent and Buyer shall enter into, as of the Closing, the employment agreement in substantially the form of Exhibit D attached hereto; and
          (xiv) Each of Tweedie and Buyer shall enter into, as of the Closing, the employment agreement in substantially the form of Exhibit E attached hereto.
     1.4 Contingent Payments.
          (a) Following the Closing and as additional consideration for the Securities, Buyer shall make, or cause the Acquired Entities to make, to Sellers (subject to the terms and conditions set forth in this Section 1.4) additional cash payments based on the performance of the Acquired Entities during each of the twelve month periods ending (i) December 31, 2006, (ii) December 31, 2007, (iii) December 31, 2008 and (iv) December 31, 2009 (each, a “Contingent Payment Period”). With respect to each Contingent Payment Period, Buyer shall make, or cause the Acquired Entities to make, to Sellers cash payments in an aggregate amount equal to the amount, if any, by which EBITDA during such Contingent Payment Period exceeds $8,000,000 (each such excess, if and to the extent earned for any such Contingent Payment Period, a “Contingent Payment”). The Contingent Payment, if any, for each Contingent Payment Period shall be paid by Buyer or (at Buyer’s direction) the Acquired Entities as follows: (A) Buyer or (at Buyer’s direction) the Acquired Entities shall pay to each Seller an amount equal to 50% of such Seller’s Pro Rata Share of such Contingent Payment in accordance with Section 1.4(b) below and (B) Buyer or (at Buyer’s direction) the Acquired Entities shall pay to each Seller an amount equal to 50% of such Seller’s Pro Rata Share of such Contingent Payment on April ___, 2012.
          (b) Within five (5) Business Days following Buyer’s receipt of its audited consolidated financial statements for a particular Contingent Payment Period, but in any event within 95 days following the last day of each Contingent Payment Period, Buyer’s board of directors (the “Board”) shall deliver to each Seller (i) a copy of such financial statements, if such financial statements have been delivered to Buyer as of such date, (ii) a statement (a “Calculation Notice”) setting forth in reasonable detail Buyer’s calculation of the Contingent Payment (if any) for such Contingent Payment Period and

(iii) an amount equal to 50% of such Seller’s Pro Rata Share of such Contingent Payment (if any) for such Contingent Payment Period as set forth on the Calculation Notice, by wire transfer of immediately available funds to the applicable account designated by such Seller on Schedule 1.3(b)(ii). With respect to any relevant Contingent Payment Period, during the 60-day period immediately following the delivery by the Board to Sellers of the Calculation Notice for such Contingent Payment Period, Sellers shall be permitted to review Buyer’s and its Subsidiaries’ books and records and to have reasonable access to Buyer’s and its Subsidiaries’ personnel and accountants involved in preparing the Calculation Notice, subject in each case, to the confidentiality obligations in Section 9.5, to verify the accuracy of Buyer’s calculation of the Contingent Payment (if any) for such Contingent Payment Period. With respect to each Contingent Payment Period, the Calculation Notice shall become final and binding on the parties 60 days following the Board’s delivery thereof unless, prior to such date, Sellers have delivered to Buyer a written notice of their objection (an “Objection Notice”) to Buyer’s calculation of the Contingent Payment (if any) for such Contingent Payment Period. Any Objection Notice shall specify in reasonable detail the nature and estimated dollar amount of any disagreement so asserted. During the 60 days following the delivery of an Objection Notice, the parties shall seek in good faith to resolve in writing any disagreements with respect to the matters specified in the Objection Notice. If no mutually acceptable resolution has been reached during such 60-day period, then at the end of such 60-day period, the parties shall submit all unresolved matters (but only such matters) which are referred to in the Objection Notice and which remain in dispute to a mutually agreed upon “nationally recognized” independent certified public accounting firm (the “Accounting Firm”) for resolution. If Buyer and the Sellers are unable to mutually agree upon such an accounting firm within the five (5) days after expiration of the 60-day period, then Buyer, on the one hand, and Sellers, on the other hand, shall each select a “nationally recognized” independent certified public accounting firm and within five (5) days after their selection, those two accounting firms shall select a third “nationally recognized” independent certified public accounting firm, which third accounting firm shall act as the Accounting Firm. If any matter is submitted to the Accounting Firm for resolution, Sellers and Buyer will furnish, or cause to be furnished, to the Accounting Firm such reports and information relating to the disputed matter as the Accounting Firm may reasonably request and shall be afforded the opportunity to discuss the disputed matter with the Accounting Firm. The Accounting Firm will have thirty (30) days to carry out a review and prepare a written statement of its determination (the “Resolution Statement”) regarding the disputed matter(s) which determination shall be final and binding upon the parties. Any and all fees and expenses of the Accounting Firm incurred in resolving the disputed matter pursuant to this Section 1.4(b) shall be borne by the non-prevailing party as determined by the Accounting Firm. If the Accounting Firm’s calculation of the Contingent Payment (if any) for such Contingent Payment Period exceeds Buyer’s calculation of the Contingent Payment (if any) for such Contingent Payment Period as reflected on the Calculation Notice, then promptly after the Accounting Firm’s delivery of the Resolution Statement (if any) for such Contingent Payment Period (but in any event within five (5) Business Days thereafter), Buyer shall deliver to each Seller an amount equal to 50% of such Seller’s Pro Rata Share of such excess amount.
          (c) Notwithstanding anything to the contrary in this Agreement, neither Buyer nor any Acquired Entity shall be obligated to pay all or any portion of the Contingent Payments (if any) on the date any such payment is otherwise due hereunder (and, except as provided in Section 9.10, each Seller acknowledges and agrees that any failure by Buyer and/or the Acquired Entities to make any such payment shall not constitute a default under or breach of this Agreement for any reason) if and to the extent that the payment of such amount (i) is prohibited by a holder of Senior Indebtedness (as such term is defined in the Senior Notes) or (ii) would result in a default or acceleration under any agreement or instrument with respect to Senior Indebtedness (as such term is defined in the Senior Notes); provided that Buyer shall pay any such amounts as soon as and to the extent that all of the restrictions set forth in the foregoing clauses (i) and (ii) above cease to exist as to such amount. In such case, Buyer will use commercially reasonable efforts to seek applicable waivers of any restrictions on the payment of any such Contingent Payment under Buyer’s and/or its Subsidiaries financing agreements with respect to such

Senior Indebtedness (as such term is defined in the Senior Notes) which prohibit the making of any such Contingent Payment otherwise due and payable hereunder. Any amounts due and owing under this Section 1.4 in respect of Contingent Payments that are not paid when due shall accrue interest at a rate per annum equal to 12%, calculated from the date such payment is otherwise due hereunder until the actual date of payment. For the avoidance of doubt, no interest will accrue on any portion of any Contingent Payment deferred pursuant to Clause (B) of Section 1.4(a) during the period commencing on the Closing Date and ending on April ___, 2012.
          (d) The right of each Seller to receive any Contingent Payment (i) is solely a contractual right and is not a security for purposes of any federal or state securities Laws (and shall confer upon such Seller only the rights of a general unsecured creditor under applicable Law) and (ii) may not be sold, assigned, pledged, gifted, conveyed, transferred or otherwise disposed of (a “Transfer”) without the prior written consent of Buyer (provided that any Seller’s rights to receive any Contingent Payment hereunder shall be assignable to a member of such Seller’s Family Group so long as (i) such Seller delivers written notice of such assignment to Buyer in form and substance reasonably satisfactory to Buyer (which notice shall, among other matters, disclose in reasonable detail the identity of the transferee and the rights of such Seller to be assigned to such transferee) and (ii) the transferee thereof delivers a written acknowledgement to Buyer in form and substance reasonably satisfactory to Buyer acknowledging, among other matters, that the rights assigned to such Person to receive any Contingent Payment is subject to the terms and conditions of this Agreement). Any Transfer in violation of this Section 1.4(d) shall be null and void.
     1.5 Payment and Cancellation of Certain Accounts.
          (a) Immediately prior to the Closing, all remaining liabilities (other than (1) any liabilities created by this Agreement or (2) any liabilities owed by any Acquired Entity to another Acquired Entity) owed by any Seller or any of their respective Affiliates to any Acquired Entity, whether or not reflected in the financial statements of any of the Acquired Entities, shall be paid in full in cash.
          (b) Immediately prior to the Closing, all remaining liabilities (other than (1) any liabilities created by this Agreement, (2) any liabilities for accrued wages, benefits and similar employment-related liabilities incurred in the ordinary course of business, (3) any liabilities owed by any Acquired Entity to another Acquired Entity or (4) any liabilities owed to any independent trucker who is neither an Insider nor has an Insider as a direct or indirect owner) owed by any Acquired Entity to any Seller or any of their respective Affiliates shall be considered Indebtedness of such Acquired Entity and included as such in the determination of the Cash Portion of the Purchase Price, and paid at Closing.

ARTICLE II
[RESERVED]
ARTICLE III
[RESERVED]
ARTICLE IV
REPRESENTATIONS AND WARRANTIES
CONCERNING THE ACQUIRED ENTITIES
     As a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated hereby, Sellers hereby represent and warrant to Buyer that:
     4.1 Organization.
          (a) Each Acquired Entity is a subchapter S corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its respective state of incorporation.
          (b) Each Acquired Entity has obtained and currently maintains all qualifications to do business as a foreign corporation in all other jurisdictions in which the character of such Acquired Entity’s properties or the nature of such Acquired Entity’s activities require it to be so qualified, except where the failure to be so qualified has not resulted in and will not result in, either individually or in the aggregate, a Loss to the Acquired Entities in excess of $20,000 or an award of non-monetary relief. The jurisdiction in which each such Acquired Entity is incorporated and all jurisdictions in which each such Acquired Entity is qualified are set forth on Schedule 4.1.
          (c) Each Acquired Entity has full corporate power and authority to own and operate its properties and to carry on its business as now conducted. Sellers have delivered to Buyer correct and complete copies of each Acquired Entity’s certificate of incorporation and by-laws and all amendments made thereto. No Acquired Entity is in default under or in violation of any provision of its certificate of incorporation or by-laws.
          (d) The minute books and stock record books are complete and correct, except where the failure to be complete and correct has not resulted in and will not result in, either individually or in the aggregate, a Loss to the Acquired Entities in excess of $20,000 or an award of non-monetary relief.
     4.2 Authorization.
          (a) Each Acquired Entity has full corporate power and authority to execute and deliver this Agreement and all other agreements contemplated hereby to which it is a party and to consummate the transactions contemplated hereby and thereby. The board of directors of each Acquired Entity has duly and validly authorized and approved the execution, delivery and performance by such Acquired Entity of this Agreement and all other agreements contemplated hereby to which such Acquired Entity is a party and no other corporate proceedings on the part of such Acquired Entity is necessary to authorize and approve any such execution, delivery or performance.

          (b) This Agreement and all other agreements contemplated hereby to which each such Acquired Entity is a party have been duly and validly executed and delivered by each such Acquired Entity and constitute the valid and binding agreements of such Acquired Entity, enforceable against such Acquired Entity in accordance with their respective terms, except as enforceability hereof or thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other Laws affecting creditors’ rights generally and limitations on the availability of equitable remedies.
     4.3 Capitalization.
          (a) The authorized, issued and outstanding shares of each class of capital stock of each Acquired Entity, the names of the record and beneficial holders thereof and the number of shares of capital stock held by each such holder is as set forth on Schedule 4.3. Except as set forth on Schedule 4.3, there are no authorized, issued or outstanding shares of capital stock or other indicia of equity ownership (including options, warrants, profits interests, share appreciation, phantom stock and similar rights) (collectively, “Equity Interests”) of any Acquired Entity. The Securities constitute 100% of the issued and outstanding Equity Interests.
          (b) All of the issued and outstanding Equity Interests of each Acquired Entity have been duly authorized, are validly issued, fully paid and nonassessable, are not subject to, nor were they issued in violation of, any preemptive rights, and are owned of record and beneficially by Sellers as set forth on Schedule 4.3, free and clear of any Encumbrances (other than applicable restrictions under the Securities Act and state securities Laws).
          (c) Except as set forth on Schedule 4.3, there are no (i) outstanding or authorized options, warrants, rights, calls, puts, rights to subscribe, conversion rights or other similar securities or Contracts to which any Acquired Entity or any Seller is a party or by which any Acquired Entity or any Seller is bound providing for the issuance, disposition or acquisition of any Acquired Entity’s shares of capital stock or other Equity Interests (other than this Agreement) and (ii) voting trusts, proxies or any other agreements or understandings with respect to the voting and/or transfer of the shares of capital stock or other Equity Interests of any Acquired Entity, and no Seller is party to any such agreement or understanding. No Acquired Entity is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any of its shares of capital stock or other Equity Interests.
     4.4 Subsidiaries. No Acquired Entity owns, holds or controls, directly or indirectly, any shares of capital stock, Equity Interest or other security, investment or participation in any other Person or has any rights to acquire any such interest. No Acquired Entity has any Subsidiaries.
     4.5 Absence of Conflicts. Except as set forth in Schedule 4.5, the execution, delivery and performance by the Acquired Entities of this Agreement and the other agreements contemplated hereby to which any Acquired Entity is a party do not and will not (a) conflict with or result in any breach of any of the provisions of, (b) constitute a default under, (c) result in a violation of, (d) give any third party the right to terminate or to accelerate any obligation under, (e) result in the creation of any Encumbrance upon the Securities under, or (f) require any authorization, consent, approval, exemption or other action by or notice to any Governmental Entity under, the provisions of the certificate of incorporation or by-laws of any Acquired Entity or any Permit or Material Contract by which any Acquired Entity is bound or affected, or any Order or Law to which any Acquired Entity is subject, other than any applicable filings and notices under the HSR Act.
     4.6 Financial Statements.

          (a) Schedule 4.6(a) attached hereto contains the following financial statements: (i) the unaudited combined balance sheet of the Acquired Entities as of June 30, 2006 (the “Latest Balance Sheet”) and the related statements of income and cash flow for the six-month period then ended; and (ii) the audited combined balance sheet and statements of income and cash flow of the Acquired Entities as of and for the twelve-month periods ending December 31, 2005 and December 31, 2004, in each case prepared after elimination of all intercompany accounts and/or transactions.
          (b) Each of the financial statements set forth on Schedule 4.6(a) (including in all cases the notes thereto, if any) (the “Financial Statements”) is accurate and complete, is consistent with the Acquired Entities’ books and records (which, in turn, are accurate and complete in all material respects), presents fairly the Acquired Entities’ combined financial condition and results of operations as of the times and for the periods referred to therein, and, except as set forth on Schedule 4.6(b), has been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (subject to, in the case of the unaudited Financial Statements, the absence of footnote disclosures and changes resulting from normal year-end adjustments, none of which are material, individually or in the aggregate).
     4.7 Absence of Undisclosed Liabilities. No Acquired Entity has any obligations or liabilities (whether accrued, absolute, contingent, unliquidated or otherwise, whether or not known, whether due or to become due and regardless of when asserted), except (i) liabilities or obligations under Contracts described in Schedule 4.12(a) or under Contracts which are not required to be disclosed thereon (but not liabilities for breaches thereof), (ii) liabilities reflected on the liabilities side of the Latest Balance Sheet, (iii) liabilities which have arisen after the date of the Latest Balance Sheet in the Ordinary Course of Business or otherwise in accordance with the terms and conditions of this Agreement (none of which is a liability for breach of Contract, breach of warranty, tort, misappropriation or infringement, or a claim or lawsuit, or an environmental, health or safety liability), (iv) liabilities otherwise disclosed on Schedule 4.7 attached hereto and (v) any liability or obligation or series of related liabilities or obligations of less than $20,000.
     4.8 Absence of Certain Developments. Except as set forth in Schedule 4.8 attached hereto, since December 31, 2005, no Acquired Entity has:
          (a) suffered a Material Adverse Effect, taken as a whole with the other Acquired Entities;
          (b) issued, sold or transferred any notes, bonds or other debt securities or any Equity Interests, securities convertible, exchangeable or exercisable into Equity Interests, or warrants, options or other rights to acquire Equity Interests, of such Acquired Entity;
          (c) mortgaged, pledged or subjected to any Encumbrance any portion of its properties or assets other than in the Ordinary Course of Business;
          (d) except as set forth on Schedule 4.28, sold, leased, assigned or transferred (including transfers to any Seller or Affiliate of any Seller or any Acquired Entity) any portion of its assets or properties, except for the sale of services and inventory in the Ordinary Course of Business to unaffiliated third parties (excluding, for the avoidance of doubt, any Insiders);
          (e) sold, assigned, licensed or transferred (including, without limitation, transfers to any Seller or Affiliate of any Seller or any Acquired Entity) any Proprietary Rights, disclosed any confidential information other than pursuant to a written confidentiality agreement or received any confidential information of any third party in material violation of any obligation of confidentiality;

          (f) suffered any theft, damage, destruction or loss in excess of $100,000, to its assets or properties, whether or not covered by insurance, or suffered any substantial destruction of its books and records;
          (g) made or entered into any arrangement to make an acquisition (whether by merger, acquisition of stock or assets, or otherwise) of any business;
          (h) entered into, amended or terminated any Contract required to be disclosed on Schedule 4.12(a), other than in the Ordinary Course of Business, or entered into any transaction with any Insider;
          (i) entered into, amended or terminated any employee benefits plan or arrangement, collective bargaining agreement, or employment agreement or made or granted any bonus, any wage, salary or compensation increase to any salaried employee (other than normal annual increases in the Ordinary Course of Business), or any severance package to any of its employees or independent contractors, or made or granted any increase in any employee benefit plan or arrangement, except in each case for the Transaction Bonuses;
          (j) implemented any layoff or termination of employees that implicates the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar foreign, state or local Law (the “WARN Act”);
          (k) made any loans or advances to, or guarantees for the benefit of, or otherwise become liable for the Indebtedness or other legal obligation of, any Person (other than loans to truckers in the Ordinary Course of Business not to exceed $20,000 in the aggregate in respect of any individual trucker);
          (l) changed or authorized any change in its certificate of incorporation or by-laws;
          (m) conducted its business and operations other than in the Ordinary Course of Business in accordance with past custom and practice, including, without limitation, with respect to maintenance of working capital balances, collection of accounts receivable, payment of employee compensation, payment of accounts payable, the making of all scheduled capital expenditures and the managing of cash accounts generally; or
          (n) committed to do any of the foregoing.
     4.9 Real and Personal Property.
          (a) Schedule 4.9(a) sets forth the common street address and descriptions of all real property owned by each Acquired Entity (the “Owned Real Property”). With respect to each Owned Real Property, other than the right of Buyer pursuant to this Agreement, there are no outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Property or any portion thereof or interest therein.
          (b) Schedule 4.9(b) sets forth a true, correct and complete list of leases of real property (the “Leased Real Property”) to which any Acquired Entity is a party (the “Leases”). Each of the Leases is in full force and effect and such Acquired Entity holds a valid and existing leasehold or subleasehold interest under each of the Leases. Sellers have delivered to Buyer complete and accurate copies of each of the written Leases, including all amendments and modifications thereto. Schedule

4.9(b) contains a description of all material terms of all oral Leases referred to therein, including all amendments and modifications thereto. With respect to each Lease:
          (i) the Lease is legal, valid, binding, enforceable and in full force and effect in accordance with and subject to its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other Laws affecting creditors’ rights generally and limitations on the availability of equitable remedies and other matters affecting the landlord’s interests;
          (ii) no Acquired Entity nor, to the Knowledge of the Acquired Entities, any other party to the Lease, is in breach or default, and no event has occurred which, with notice or lapse of time, would constitute such a breach or default or permit termination, modification or acceleration under the Lease, except for those breaches and defaults that have not resulted in and which will not result in, either individually or, in the case of a series of related breaches and defaults, in the aggregate, a Loss to the Acquired Entities in excess of $20,000 or an award of non-monetary relief;
          (iii) the Lease has not been modified in any respect, except to the extent that such modifications are disclosed by the documents delivered to Buyer, in the case of any written Lease, or are set forth on Schedule 4.9(b), in the case of any oral Lease;
          (iv) there are no disputes between the parties to the Lease; and
          (v) no Acquired Entity has assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the Lease.
          (c) Except with respect to the property described on Schedule 4.9(c), all components of all buildings, equipment, structures and other improvements included within the Real Property (the “Improvements”) are in good repair and in good condition to operate the Acquired Entities’ businesses as currently operated and, to the Acquired Entities’ Knowledge, there are no facts or conditions affecting any of the Improvements which would, individually or in the aggregate, interfere with the use, occupancy or operation thereof as currently used, occupied or operated, except for any such interference that has not resulted in and which will not result in, individually or in the aggregate, a Loss to the Acquired Entities in excess of $20,000 or an award of non-monetary relief.
          (d) Except with respect to the property described on Schedule 4.9(d) and the Owned Real Property, each Acquired Entity has good and marketable title to, or a valid leasehold interest in, all real and personal property owned, leased or used by it, wherever located, free and clear of all Encumbrances (other than Permitted Encumbrances and Encumbrances set forth on Schedule 4.9(d)) and such property and assets are in good condition and repair (ordinary wear and tear expected) and are fit for use in the Ordinary Course of Business.
          (e) The Acquired Entities own or lease, under valid leases, all assets and properties (whether real or personal, tangible or intangible) necessary for the conduct of their businesses as presently conducted. The Real Property identified on Schedule 4.9(a) and Schedule 4.9(b) comprise all of the real property used in the businesses of the Acquired Entities.
     4.10 Accounts Receivable. All of the accounts receivable of the Acquired Entities reflected on the Latest Balance Sheet are, and all accounts receivable arising after the date of the Latest Balance Sheet will be, good and valid receivables (subject to no counterclaims or offsets) and arise from work performed in the Ordinary Course of Business; it being understood that this Section 4.10 shall not be deemed a representation or warranty with respect to, or a guaranty of, the collectibility of such accounts receivable. Except as set forth in Schedule 4.10, (i) there are no individual accounts receivable which are more than 90 days past due and (ii) no Person has any Encumbrance on such receivables or any part thereof, and no agreement for deduction, free goods, discount or other deferred price or quantity adjustment has or will have been made with respect to any such receivables other than in the Ordinary Course of Business.
     4.11 Taxes.
          (a) Except as set forth in Schedule 4.11 attached hereto:
          (i) each Acquired Entity has timely filed all Tax Returns which it is required to file under applicable Laws in all jurisdictions and all such Tax Returns are complete and accurate and have been prepared in compliance with all applicable Laws, except where any such failure to comply has not resulted in and will not result in, either individually or, in the case of a series of related failures to comply, in the aggregate, a Loss to the Acquired Entities in excess of $20,000 or an award of non-monetary relief;
          (ii) each Acquired Entity (x) has paid all Taxes due and owing by it (whether or not such Taxes are required to be shown on a Tax Return), (y) has withheld and paid all Taxes required to have been withheld and paid by it in connection with any amounts paid or owing to any employee, independent contractor, equityholder, creditor or other Person, and (z) has complied in all respects with all of its reporting and recordkeeping requirements, except, in the case of this clause (z), where any such failure to comply has not resulted in and will not result in, either individually or, in the case of a series of related failures to comply, in the aggregate, a Loss to the Acquired Entities in excess of $20,000 or an award of non-monetary relief;
          (iii) no Acquired Entity has waived any statute of limitations with respect to any Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency which are currently in force and effect;
          (iv) no Acquired Entity has incurred any liability for Taxes other than in the Ordinary Course of Business since the date of the Latest Balance Sheet;
          (v) the unpaid Taxes of the Acquired Entities did not, as of the date of the Latest Balance Sheet, exceed the reserve for Taxes (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Latest Balance Sheet (rather than in any notes thereto);
          (vi) no foreign, federal, state or local tax audits or administrative or judicial proceedings are pending, being conducted or, to the Knowledge of the Acquired Entities, are threatened with respect to any Acquired Entity with respect to any Tax matter, no information related to Tax matters has been requested by any Governmental Entity and no written notice indicating an intent to open an audit or other review related to Tax matters has been received by any Acquired Entity from any Governmental Entity; and
          (vii) except as has not resulted in and will not result in, either individually or, in the case of a series of related matters, in the aggregate, a Loss to the Acquired Entities in excess of $20,000 or an award of non-monetary relief, there are no unresolved questions or claims concerning the Acquired Entities’ Tax liability which have been raised by any Governmental Entity.

          (b) No Acquired Entity is liable for the Taxes of another Person under Treasury Regulation Section 1.1502-6 (or comparable provisions of state, local or foreign Law), as a transferee or successor, by Contract or indemnity or otherwise. No Acquired Entity is a party to any tax sharing agreement or arrangement (other than the fuel tax agreements listed on Schedule 9.1(e)).
          (c) No claim has ever been made, with notice to any of the Acquired Entities, by a taxing authority or other Governmental Entity in a jurisdiction where any Acquired Entity does not file Tax Returns that such Acquired Entity is or may be subject to Taxes assessed by such jurisdiction.
          (d) There are no Encumbrances for Taxes (other than for current Taxes not yet due and payable) upon the assets of any Acquired Entity.
          (e) No Acquired Entity has been a member of an Affiliated Group, or filed or been included in a combined, consolidated or unitary income Tax Return, other than one filed by an Acquired Entity.
          (f) Except as set forth on Schedule 4.11(f), each Acquired Entity (other than Smith Truck Brokers, Inc.) has been a validly electing S corporation within the meaning of Sections 1361 and 1362 of the Code and any corresponding state or local tax provisions at all times since January 1, 1996 or, if a shorter period, at all times during its existence. Smith Truck Brokers, Inc. has been a validly electing S corporation within the meaning of Sections 1361 and 1362 of the Code and any corresponding state or local tax provisions at all times since January 1, 2001. Each of the Acquired Entities will be a validly electing S corporation up to the Closing Date.
          (g) No Acquired Entity will be liable for any Tax under Section 1374 of the Code in connection with the deemed sale of its assets caused by the Section 338(h)(10) election. No Acquired Entity has, in the past ten (10) years, (i) acquired assets from another corporation in a transaction in which the Tax basis for the acquired assets was determined, in whole or in part, by reference to the Tax basis of the acquired assets (or any other property) in the hands of the transferor or (ii) acquired the stock of any corporation which is a qualified subchapter S subsidiary.
          (h) No Acquired Entity owns any interest in real property in any jurisdiction in which a Tax (other than a net income or franchise Tax) is imposed on the gain on a transfer of an interest in real property.
          (i) No Acquired Entity has participated in any “reportable transaction” as defined in Treasury Regulation 1.6011-4.
          (j) No Acquired Entity is a party to any Contract or other arrangement that is subject to Section 409A of the Code that either (i) does not comply with the requirements of Section 409A(2), (3) and (4) of the Code or (ii) has not been operated in substantial compliance with such requirements (as interpreted by Notice 2005-1 or Proposed Regulations §§1.409A-1, -2, and -3) since January 1, 2005.
     4.12 Contracts and Commitments.
          (a) Except as set forth in Schedule 4.12(a) attached hereto, no Acquired Entity is a party to or bound by any:
          (i) collective bargaining agreement or other Contract with any labor union or any bonus, pension, profit sharing, retirement or any other form of deferred compensation plan or any stock purchase, stock option, incentive, hospitalization insurance or similar plan or practice, whether formal or informal;
          (ii) Contract for the employment or engagement of any officer, individual employee, independent contractor or other Person on a full time or consulting basis or any severance, retention or similar Contracts;
          (iii) Contract relating to the borrowing of money or to mortgaging, pledging or otherwise placing an Encumbrance on any of its assets;
          (iv) Contract in which such Acquired Entity guarantees the payment of any Indebtedness;
          (v) Contract with respect to the lending or investing of funds;
          (vi) license, sublicense or royalty Contract relating to Proprietary Rights;
          (vii) Contract under which it is lessee of, or holds or operates, any personal property owned by any other party calling for payments in excess of $25,000 annually;
          (viii) Contract under which it is lessor of or permits any third party to hold or operate any property, real or personal, owned or controlled by it calling for payments in excess of $25,000 annually;
          (ix) Contract or group of related Contracts with the same party for the license, purchase or sale of supplies, products or other personal property or for the furnishing or receipt of services which involves a sum in excess of $25,000 annually;
          (x) Contract or group of related Contracts with the same party continuing over a period of more than 6 months from the date or dates thereof, not terminable by it on 30 days’ or less notice without penalties or payments;
          (xi) Contract which prohibits it from freely engaging in business anywhere in the world; or
          (xii) Contract pursuant to which it subcontracts work to third parties which involves a sum in excess of $25,000 annually.
          (b) Each Contract required to be disclosed on Schedule 4.12(a) is referred to herein as a “Material Contract”. Sellers have provided Buyer with a true and correct copy of all Material Contracts, in each case together with all amendments, waivers or other modifications thereto (all of which are disclosed on Schedule 4.12(a)). Schedule 4.12(a) contains a description of all material terms of all oral Contracts referred to therein.
          (c) Except as specifically disclosed in Schedule 4.12(c):
          (i) the Acquired Entities’ have no Knowledge of any cancellation, breach or anticipated breach by any other party to any Material Contract, except for those cancellations, breaches or anticipated breaches that have not resulted in and which will not result in, either individually or, in the case of a series of related breaches, in the aggregate, a Loss to the Acquired Entities in excess of $20,000 or an award of non-monetary relief;

          (ii) each Acquired Entity has performed in all respects all the obligations required to be performed by it under or in connection with each Material Contract and no Acquired Entity is in breach of and/or default under any Material Contract, other than those events of non-performance, defaults and breaches that have not resulted in and which will not result in, either individually or, in the case of a series of related events of non-performance, breaches or defaults, in the aggregate, a Loss to the Acquired Entities in excess of $20,000 or an award of non-monetary relief;
          (iii) no customer, supplier or independent contractor that is a counterparty to any Material Contract has indicated in writing or, to the Knowledge of the Acquired Entities (after reasonable inquiry of the Acquired Entities’ dispatchers), orally to any Seller or Acquired Entity that it will stop or materially decrease the rate of business done with the Acquired Entities or that it desires to renegotiate its Material Contract with any Acquired Entity; and
          (iv) each Material Contract is legal, valid, binding, enforceable and in full force and effect, enforceable against each of the parties thereto, except as enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other Laws affecting creditors’ rights generally and limitations on the availability of equitable remedies.
          (d) No Acquired Entity is a party to any Contract, and there is no such Contract by which any Acquired Entity or any of its properties or assets is bound or affected, to loan money or extend credit (other than trade credit or advances to employees or independent contractors (including truck drivers) in the Ordinary Course of Business) to any other Person. No Acquired Entity is a guarantor or otherwise liable for any indebtedness or other obligations of any other Person other than endorsements for collection in the Ordinary Course of Business.
     4.13 Proprietary Rights.
          (a) Schedule 4.13(a) sets forth a complete and correct list of: (i) all patented or registered Proprietary Rights and all pending patent applications and other applications for registration of Proprietary Rights owned, filed or used by any Acquired Entity; (ii) all trade names and unregistered trademarks owned or used by any Acquired Entity; (iii) all computer software owned or used by any Acquired Entity (except for unmodified, commercially available off-the-shelf software purchased or licensed for less than $10,000); and (iv) all Contracts which any Acquired Entity is a party either as licensee or licensor of any Proprietary Rights.
          (b) Except as set forth on Schedule 4.13(b), (i) the Acquired Entities own and possess the entire right, title and interest in and to, or have a valid and enforceable right to use pursuant to a written agreement identified on Schedule 4.13(a), all of the Proprietary Rights set forth on Schedule 4.13(a) and all other Proprietary Rights necessary for the operation of their businesses as currently conducted (collectively, the “Company Proprietary Rights”), free and clear of all Encumbrances other than Permitted Encumbrances, and no claim by any third party contesting the validity, enforceability, use or ownership of any of the Company Proprietary Rights has been made, is currently outstanding or, to the Acquired Entities’ Knowledge, is threatened, and, to Acquired Entities’ Knowledge, there are no grounds for same; (ii) the loss or expiration of any Company Proprietary Rights or related group of Company Proprietary Rights has not resulted in and would not result in a Loss to the Acquired Entities in excess of $20,000 or an award of non-monetary relief, and no such loss or expiration is threatened in writing; and (iii) to the Acquired Entities’ Knowledge, no Acquired Entity has infringed, misappropriated or otherwise conflicted with any Proprietary Rights of any third parties. The Acquired Entities have taken commercially reasonable actions to maintain and protect the Company Proprietary Rights necessary in light of the nature of their businesses so as not to adversely affect the ownership, validity or enforcement of such Company Proprietary Rights.
     4.14 Litigation; Proceedings. Except as set forth in Schedule 4.14 attached hereto, there are no Proceedings pending, or, to the Knowledge of the Acquired Entities, threatened against or affecting any of the Acquired Entities, any of their assets or properties at law or in equity, or before or by any Governmental Entity. None of the Acquired Entities is subject to any outstanding Order issued by any Governmental Entity. Except with respect to the pending Proceedings of the Department of Transportation (or similar federal or state authority) set forth on Schedule 4.14 and marked with an asterisk (*), the Acquired Entities are fully insured (subject to applicable deductibles) with respect to each of the matters set forth on Schedule 4.14.
     4.15 Brokerage. Except as set forth on Schedule 4.15, there are no claims or liability of any Acquired Entity for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of any Acquired Entity.
     4.16 Permits. The Acquired Entities own or possess all right, title and interest in and to all Permits that are necessary for their respective businesses and operations as currently conducted (all of which are set forth on Schedule 4.16 attached hereto), except as has not resulted in and which will not result in, either individually or, in the case of a series of related failures to own or possess, in the aggregate, a Loss to the Acquired Entities in excess of $20,000 or an award of non-monetary relief, and all such Permits are in full force and effect as of immediately prior to the Closing and the Acquired Entities are in compliance in all respects with the terms and conditions of such Permits as of immediately prior to the Closing, except for any such failure to comply that has not resulted in and which will not result in, either individually or, in the case of a series of related failures to comply, in the aggregate, a Loss to the Acquired Entities in excess of $20,000 or an award of non-monetary relief.
     4.17 Employee Benefit Plans.
          (a) Except as set forth on Schedule 4.17 attached hereto, no Acquired Entity maintains, sponsors, contributes to, has any obligation to contribute to, or has any liability or potential liability with respect to any (i) nonqualified deferred compensation, bonus or retirement plans or arrangements, (ii) qualified defined contribution or defined benefit plans or arrangements which are employee pension benefit plans (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974 (“ERISA”), (iii) employee welfare benefit plans (as defined in Section 3(1) of ERISA), or (iv) stock option or stock purchase plans, or any other employee benefit plans, programs, or arrangements (written or oral and whether or not subject to ERISA) that is maintained, administered, sponsored or contributed to by any Acquired Entity under which any present or former employee, director consultant or independent contractor of any Acquired Entity (or their beneficiaries) has any present or future right to benefits or payments and with respect to which any Acquired Entity has or may have any liability or obligation (collectively, the “Benefit Plans”). No Acquired Entity has ever contributed to, has ever had (or currently has) any obligation to contribute to, or has any actual or potential liability with respect to, any multiemployer plan (as defined in Section 3(37) of ERISA) or any defined benefit plan (as defined in Section 3(35) of ERISA). No Acquired Entity maintains, sponsors, contributes to, has any obligation to contribute to, or has any liability or potential liability with respect to any employee welfare benefit plan which provides health, accident or life insurance, or other welfare-type benefits to current or future retired or terminated directors, officers, or employees, their spouses, or their dependents, other than in accordance with the requirements of Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code and any similar state Law (“COBRA”). For purposes of this Section 4.17, the “Acquired Entity” shall be deemed to include any Subsidiary of any Acquired Entity and any entity required to be aggregated in a controlled group or affiliated service group with any Acquired Entity for purposes of ERISA or the Code (including, without limitation, under Section 414(b), (c), (m) or (o) of the Code or Section 4001 ERISA), at any relevant time.
          (b) Except as set forth on Schedule 4.17, the Benefit Plans (and related trusts, insurance Contracts, and funds) have been maintained, funded, and administered in accordance with the terms of each Benefit Plan and any applicable collective bargaining agreements, and the Benefit Plans comply in form and in operation in all respects with their respective terms and, to the Knowledge of the Acquired Entities, with all applicable Laws, including ERISA and the Code, except for any such failure to comply that has not resulted in and which will not result in, either individually or, in the case of a series of related failures to comply, in the aggregate, a Loss to the Acquired Entities in excess of $20,000 or an award of non-monetary relief. Except as set forth on Schedule 4.17, each Benefit Plan that is intended to meet the requirements of a “qualified plan” under Section 401(a) of the Code (1) is based on a master and prototype plan which is the subject of a favorable opinion letter from the Internal Revenue Service as to the qualified status of such plan under the Code, and nothing has occurred since the date of such opinion letter that could adversely affect the qualification of such Benefit Plan or (2) is subject of a favorable determination letter from the Internal Revenue Service as to the qualified status of such Benefit Plan under the Code, and nothing has occurred since the date of such determination letter that could adversely affect the qualification of such Benefit Plan.
          (c) All required reports and descriptions (including Form 5500 Annual Reports, Summary Annual Reports, and summary plan descriptions) with respect to the Benefit Plans have been properly and timely filed with the appropriate government agency and, to the extent required by ERISA and the Code, distributed to participants. Each Acquired Entity has complied in all respects with the requirements of COBRA, except for any such failure to comply that has not resulted in and which will not result in, either individually or, in the case of a series of related failures to comply, in the aggregate, a Loss to the Acquired Entities in excess of $20,000 or an award of non-monetary relief.
          (d) With respect to each Benefit Plan, all contributions which are due (including all employer contributions and employee salary reduction contributions) have been paid to such Benefit Plan within the time periods prescribed by ERISA and the Code, all contributions for prior plan years which are not yet due and with respect to the current plan year for the period ending on the Closing Date have been made or accrued in accordance with GAAP, and, with respect to the employee welfare benefit plans, all premiums or other payments which are due on or before the Closing Date have been paid. Except as set forth on Schedule 4.17(d), none of the Benefit Plans has any unfunded liabilities which are not reflected on the Latest Balance Sheet.
          (e) No Acquired Entity has any liability or potential liability to the Pension Benefit Guaranty Corporation, the Internal Revenue Service, any multiemployer plan, the Department of Labor or any participant or beneficiary or otherwise with respect to any employee pension benefit plan currently or previously maintained by any entity, which together with such Acquired Entity would be deemed to be part of a “controlled group” within the meaning of subsections (b), (c), (m) or (o) of Section 414 of the Code.
          (f) With respect to each Benefit Plan, (i) there have been no prohibited transactions as defined in Section 406 of ERISA or Section 4975 of the Code, (ii) no fiduciary (as defined in Section 3(21) of ERISA) has any liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of such plans, and (iii) no Proceedings (other than routine claims for benefits) are pending or, to the Knowledge of the Acquired Entities threatened. No asset of any Acquired Entity is subject to any lien under ERISA or the Code.

          (g) With respect to each Benefit Plan, Sellers have furnished to Buyer true and complete copies of (i) the plan documents and summary plan descriptions, (ii) the most recent determination letter received from the Internal Revenue Service, if any, (iii) the Form 5500 Annual Report (including all schedules and other attachments) for the last three plan years, and (iv) all related trust agreements, insurance Contracts or other funding agreements which implement such plans.
          (h) None of the Benefit Plans obligates any Acquired Entity to pay any separation, severance, termination or similar benefit solely as a result of any transaction contemplated by this Agreement or solely as a result of a change in control or ownership within the meaning of Section 280G of the Code.
          (i) Each Person providing services to any Acquired Entity who has been classified by such Acquired Entity as an “independent contractor” has been appropriately classified as such, and there is no fact or circumstances that could reasonably be expected to result in any liability or series of related liabilities in excess of $20,000 with respect to any such Person under any Employee Benefit Plan, by reclassification as an employee or otherwise.
     4.18 Insurance. Schedule 4.18 attached hereto lists all insurance policies maintained by or on behalf of each Acquired Entity, including self-insurance or co-insurance programs and those which pertain to its employees, officers, directors, properties, assets and business, together with a claims history for the past three years. All of such insurance policies are in full force and effect, all premiums have been paid in accordance with the terms of such policy, no Acquired Entity is in breach or default with respect to its obligations under any such insurance policies and neither the Acquired Entities nor Sellers have received any written or, to the Knowledge of the Acquired Entities, oral notice of cancellation of any such insurance policies. No Acquired Entity has any self-insurance or co-insurance programs.
     4.19 Officers and Directors; Bank Accounts. Schedule 4.19 attached hereto lists all officers and directors of each Acquired Entity, and the account numbers and names of each bank, broker, or other depository institution at which any of the Acquired Entities maintains a bank account, depository account or lockbox (designating each authorized signatory).
     4.20 Affiliate Transactions. Except as disclosed on Schedule 4.20 attached hereto and except for employment arrangements set forth on Schedule 4.12(a), no employee, officer, director, shareholder (including any Seller) or Affiliate of any Acquired Entity or any individual related by marriage or adoption to any such Person or any entity in which any such Person owns any beneficial interest (collectively, the “Insiders”) is a party to Contract, commitment or transaction with any Acquired Entity or that pertains to the business of any Acquired Entity or has any interest in any assets or property, real or personal or mixed, tangible or intangible, used in or pertaining to the business of any Acquired Entity.
     4.21 Compliance with Laws. Except as set forth on Schedule 4.21, to the Knowledge of the Acquired Entities, each Acquired Entity has complied and is in compliance in all respects with all applicable Laws and Orders which affect the business, business practices (including such Acquired Entity’s marketing, sales and furnishing of its services) or any owned or leased real or personal properties of such Acquired Entity and to which such Acquired Entity may be subject, except for any such failure to comply that has not resulted in and which will not result in, either individually or, in the case of a series of related failures to comply, in the aggregate, a Loss to the Acquired Entities in excess of $20,000 or an award of non-monetary relief. Except with respect to the Proceedings listed on Schedule 4.14, neither the Acquired Entities nor any Seller has received any written notice alleging a violation of any such Laws or Orders.
     4.22 Environmental and Safety Matters.

          (a) Except as set forth on Schedule 4.22 attached hereto, to the Knowledge of the Acquired Entities, the Acquired Entities and their respective Affiliates and predecessors have complied, and are in compliance, in all respects with all Environmental and Safety Requirements, except for any such failure to comply that has not resulted in and which will not result in, either individually or, in the case of a series of related failures to comply, in the aggregate, a Loss to the Acquired Entities in excess of $20,000 or an award of non-monetary relief.
          (b) None of the Acquired Entities or their respective Affiliates or predecessors has received any written or, to the Acquired Entities’ Knowledge, oral notice, report or other information regarding any actual or alleged violation of Environmental and Safety Requirements, or any liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including any investigatory, remedial or corrective obligations, relating to any of them or their facilities arising under Environmental and Safety Requirements.
          (c) Except as set forth on Schedule 4.22, none of the following exists at any property or facility owned, occupied or operated by any Acquired Entity: (i) underground storage tanks; (ii) asbestos containing material in any form or condition; (iii) materials or equipment containing polychlorinated biphenyls; (iv) monitoring wells; or (v) surface impoundments landfills, or other disposal areas.
          (d) Except as set forth on Schedule 4.22, none of the Acquired Entities or their respective Affiliates or predecessors has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, manufactured, exposed any person to or released any substance, including without limitation any hazardous substance, or owned or operated any property or facility (and no such property or facility is contaminated by any such substance) in a manner that has given or would give rise to liabilities of Buyer or the Acquired Entities, including any liability for response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees, pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended or the Solid Waste Disposal Act, as amended or any other Environmental and Safety Requirements.
          (e) To the Knowledge of the Acquired Entities, no facts, events or conditions relating to the past or present facilities, properties or operations of the Acquired Entities or their respective Affiliates or predecessors will prevent, hinder or limit continued compliance with Environmental and Safety Requirements, give rise to any investigatory, remedial or corrective obligations pursuant to Environmental and Safety Requirements, or give rise to any other liabilities (whether accrued, absolute, contingent, unliquidated or otherwise) pursuant to Environmental and Safety Requirements, including without limitation any relating to onsite or offsite releases or threatened releases of hazardous or otherwise regulated materials, substances or wastes, personal injury, property damage or natural resources damage.
          (f) Except for the removal in 1998 of four underground storage tanks from the Acquired Entities’ property located at 1221 North Niagara, Saginaw, Michigan, 48602, none of the Acquired Entities or their respective Affiliates or predecessors has assumed or undertaken or otherwise become subject to any liability, including without limitation any obligation for corrective or remedial action, of any other Person arising under Environmental and Safety Requirements.
          (g) Sellers have furnished to Buyer all environmental audits, reports and other material environmental documents relating to the Acquired Entities and their respective Affiliates and predecessors or any of their facilities, which are in the their possession, custody or control.

     4.23 [Reserved].
     4.24 Employees. Except as set forth in Schedule 4.24 attached hereto, with respect to the Acquired Entities:
          (a) none of the Acquired Entities has been nor is it a party to or bound by any collective bargaining agreement or relationship with any labor organization;
          (b) to the Knowledge of the Acquired Entities, no executive or key employee has any present intention to terminate their employment with any Acquired Entity;
          (c) no labor organization or group of employees has filed any representation petition or made any written or oral demand for recognition;
          (d) no union organizing or decertification efforts are underway or, to the Knowledge of the Acquired Entities, threatened;
          (e) no labor strike, work stoppage, slowdown or other material labor dispute has occurred, and none is underway or, to the Knowledge of the Acquired Entities, threatened;
          (f) there is no workers compensation liability, experience or matter related to worker compensation liability that has resulted in or will result in, either individually or, in the case of a series of related matters, in the aggregate, a Loss to the Acquired Entities in excess of $20,000 or an award of non-monetary relief;
          (g) there is no employment related charge, complaint, grievance, investigation, inquiry or obligation of any kind, pending or, to the Knowledge of the Acquired Entities, threatened in any forum, relating to an alleged violation or breach by Sellers in respect of the Acquired Entities or the Acquired Entities (or their officers, directors, employees or agents) of any Law or Contract, except for any such violations or breaches that have not resulted in and which will not result in, either individually or, in the case of a series of related violations and/or breaches, in the aggregate, a Loss to the Acquired Entities in excess of $20,000 or an award of non-monetary relief;
          (h) there are no controversies, disputes or claims pending or, to the Knowledge of the Acquired Entities, threatened between any Acquired Entity on the one hand and any current or former employee, agent or independent contractor (or representative thereof) on the other which have resulted in or will result in, either individually or, in the case of a series of related matters, in the aggregate, a Loss to the Acquired Entities in excess of $20,000 or an award of non-monetary relief; and
          (i) to the Knowledge of the Acquired Entities, each Acquired Entity is in compliance with all applicable Laws respecting employment, employment practices, labor, terms and conditions of employment and wages and hours and payment of all federal, state and local payroll and other employment related Taxes or withholdings, except for any such failure to comply that has not resulted in and which will not result in, either individually or, in the case of a series of related failures to comply, in the aggregate, a Loss to the Acquired Entities in excess of $20,000 or an award of non-monetary relief. No Acquired Entity has implemented any plant closing or layoff of employees that would implicate the WARN Act.
     4.25 Powers of Attorney. There are no outstanding powers of attorney executed on behalf of any Acquired Entity outside of the Ordinary Course of Business.

     4.26 Indebtedness. The amount of Indebtedness (as defined in Article XI) included as a reduction to the Cash Portion of the Purchase Price at Closing represents all Indebtedness obligations of the Acquired Entities (including any liabilities treated as “Indebtedness” under Section 1.5 hereof).
     4.27 Customers and Suppliers.
          (a) Schedule 4.27(a) sets forth (i) a list of the ten largest independent contractors or groups of related independent contractors (based upon the number of trucks or other vehicles in such Person’s or group’s fleet used in the businesses of the Acquired Entities) for each of the twelve month periods ended December 31, 2005 and December 31, 2004, and the number of trucks or other vehicles in such Person’s or group’s fleet used in the business of the Acquired Entities for each such period.
          (b) Schedule 4.27(b) sets forth a list of the fifteen (15) largest customers of the Acquired Entities (based upon combined revenue attributable to each such customer) for each of the twelve month periods ended December 31, 2005 and December 31, 2004 and the aggregate amount of revenues attributable to such customer for each such period.
          (c) Schedule 4.27(c) sets forth a list of the ten (10) largest third party carriers providing trucking services to the Acquired Entities (i.e., providers of “outside power”) (based upon aggregate payments made by the Acquired Entities to each such Person) for each of the twelve-month periods ended December 31, 2005 and December 31, 2004 and the aggregate amount of payments made by the Acquired Entities to each such Person for each such period.
          (d) Schedule 4.27(b) sets forth a list of the ten (10) largest agents of the Acquired Entities (based upon combined revenue attributable to each such agent) for each of the twelve month periods ended December 31, 2005 and December 31, 2004 and the aggregate amount of revenues attributable to such agent for each such period.
          (e) With respect to the Persons listed on Schedule 4.27(a), Schedule 4.27(b), Schedule 4.27(c) and Schedule 4.27(d), no Acquired Entity has received any written or, to the Knowledge of the Acquired Entities, oral communications from any such Person indicating that, and none of the Acquired Entities have any Knowledge that, such Person will discontinue or materially alter its relationship with any Acquired Entity, whether by reason of the transactions contemplated hereby or otherwise.
     4.28 Cash. Since December 31, 2005, none of the Acquired Entities have, and Sellers have not caused or otherwise permitted any of the Acquired Entities to, issue any Equity Interests or redeem or repurchase, directly or indirectly, or pay, make or declare any dividends or other distributions in respect of, any shares of its capital stock or other Equity Interests, make any payment in respect of any Indebtedness owed to any Insider (whether principal, interest or otherwise) or pay any bonuses (other than the Transaction Bonuses payable at Closing) or otherwise remove any cash or other assets from the Acquired Entities for the benefit of any Insider, other than (i) payment of normal salaries and expense reimbursements in the Ordinary Course of Business, (ii) as expressly set forth on Schedule 4.28 and (iii) intercompany transfers among the Acquired Entities.
ARTICLE V
REPRESENTATIONS AND WARRANTIES WITH RESPECT TO SELLERS
     As a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated hereby, each Seller, severally and not jointly, represents and warrants to Buyer that:

     5.1 Residency. Such Seller is a resident of the State of Maine.
     5.2 Authorization.
          (a) Such Seller has full power, authority and legal capacity to enter into this Agreement and all other agreements contemplated hereby to which such Seller is a party and to perform his obligations hereunder and thereunder.
          (b) This Agreement and all other agreements contemplated hereby to which such Seller is a party have been duly and validly executed and delivered by such Seller and constitute the valid and binding agreements of such Seller, enforceable in accordance with their respective terms, except as enforceability hereof or thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other Laws affecting creditors’ rights generally and limitations on the availability of equitable remedies.
     5.3 Absence of Conflicts. The execution, delivery and performance by such Seller of this Agreement and the other agreements contemplated hereby to which such Seller is a party, do not and will not (a) conflict with or result in a breach of any of the provisions of, (b) constitute a default under, (c) result in the violation of, (d) give any third party the right to terminate or to accelerate any obligation under, (e) result in the creation of any Encumbrance upon the Securities owned by such Seller, or (f) require any authorization, consent, approval, exemption or other action by or notice to any Governmental Entity, under the provisions of any Contract to which such Seller is bound or affected, or any Law or Order to which such Seller is subject, other than any applicable filings and notices under the HSR Act.
     5.4 Brokerage. There are no claims or liability for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of such Seller.
     5.5 Securities.
          (a) Such Seller holds of record and owns beneficially the Securities set forth opposite such Seller’s name on Schedule 4.3, and at the Closing such Seller will transfer to Buyer good and marketable title to such Securities, in each case free and clear of any Encumbrances (other than any restrictions under the Securities Act and applicable state securities Laws), options, rights, calls, commitments, proxies or other Contract rights). Such Seller is not a party to any option, right, agreement, call, put or other Contract providing for the disposition or acquisition of any Securities (other than this Agreement). Such Seller is not a party to any voting trust, proxy or other Contract or understanding with respect to the voting of any Securities.
          (b) Such Seller (i) understands that such Seller’s Seller Note has not been, and will not be, registered under the Securities Act, or under any state securities Laws, and is being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering, (ii) is acquiring such Seller’s Seller Note solely for his own account for investment purposes, and not with a view to the distribution thereof, (iii) is able to bear the economic risk and lack of liquidity inherent in holding such Seller’s Seller Note, and (iv) is an “accredited investor” as such term is defined in Regulation D promulgated under the Securities Act.
     5.6 Litigation. There are no Proceedings pending or, to such Seller’s knowledge, threatened against or affecting such Seller at law or in equity, or before or by any Governmental Entity, which would adversely affect such Seller’s performance under this Agreement and the other agreements contemplated hereby to which such Seller is party or the consummation of the transactions contemplated hereby or thereby.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF BUYER
     As a material inducement to the Sellers to enter into this Agreement and consummate the transactions contemplated hereby, Buyer represents and warrants to Sellers that:
     6.1 Organization.
     Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Buyer has obtained and currently maintains all qualifications to do business as a foreign corporation in all other jurisdictions in which the character of Buyer’s properties or the nature of Buyer’s activities require it to be so qualified. Buyer is not in default under or in violation of any provision of its certificate of incorporation or by-laws.
     6.2 Authorization.
          (a) Buyer has full corporate power and authority to execute and deliver this Agreement and all other agreements contemplated hereby to which it is a party and to consummate the transactions contemplated hereby and thereby. The board of directors of Buyer has duly and validly authorized and approved the execution, delivery and performance by Buyer of this Agreement and all other agreements contemplated hereby to which it is a party and no other corporate proceedings on the part of Buyer is necessary to authorize and approve any such execution, delivery or performance.
          (b) This Agreement and all other agreements contemplated hereby to which Buyer is a party have been duly and validly executed and delivered by Buyer and constitute the valid and binding agreements of Buyer, enforceable against Buyer in accordance with their respective terms, except as enforceability hereof or thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other Laws affecting creditors’ rights generally and limitations on the availability of equitable remedies.
     6.3 Absence of Conflicts. Except as set forth on Schedule 6.3, the execution, delivery and performance by Buyer of this Agreement and the other agreements contemplated hereby to which Buyer is a party does not and will not (a) conflict with or result in any breach of any of the provisions of, (b) constitute a default under, (c) result in a violation of, (d) give any third party the right to terminate or to accelerate any obligation under, or (e) require any authorization, consent, approval, exemption or other action by or notice to any Governmental Entity under, the provisions of the certificate of incorporation or by-laws of Buyer or any Permit or Contract by which Buyer is bound or affected, or any Order or Law to which Buyer is subject, other than any applicable filings and notices under the HSR Act.
     6.4 Litigation. There are no Proceedings pending or, to Buyer’s knowledge, threatened against or affecting Buyer at law or in equity, or before or by any Governmental Entity, which would adversely affect Buyer’s performance under this Agreement and the other agreements contemplated hereby to which Buyer is a party or the consummation of the transactions contemplated hereby or thereby.
     6.5 Brokerage. Buyer has no liability to pay any fees or commissions to any broker or finder with respect to the transactions contemplated by this Agreement for which Sellers could become liable or obligated. For the avoidance of doubt, Buyer shall be responsible for the payment of any fee payable to Ahern & Associates, LTD at the Closing under that certain Retainer / Fee Agreement, dated December 19, 2005, between Thayer Capital Partners and Ahern & Associates, LTD. and any other agreement entered into between Thayer Capital Partners and Ahern & Associates LTD in connection with the consummation of the transactions contemplated hereby.
     6.6 Securities Matters. Buyer understands that the offering and sale of the Securities hereunder is intended to be exempt from the registration requirements of the Securities Act. The

Securities are being acquired by Buyer for its own account and without a view to the public distribution of the Securities or any interest therein in violation of any federal or state securities laws. Buyer has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Securities, and Buyer is capable of bearing the economic risks of such investment, including a complete loss of its investment in the Securities. In evaluating the suitability of an investment in the Securities, Buyer has relied solely upon the representations, warranties, covenants and agreements made by Sellers and the Acquired Entities herein and Buyer has not relied on any other representations or other information (whether oral or written and including any projections or supplemental data) made or supplied by or on behalf of Sellers or the Acquired Entities or any of their Affiliates, employees, agents or other representatives. Buyer understands and agrees that it may not sell or dispose of any of the Securities other than pursuant to a registered offering or in a transaction exempt from the registration requirements of the Securities Act.
ARTICLE VII
[RESERVED]
ARTICLE VIII
INDEMNIFICATION AND RELATED MATTERS
     8.1 Survival. Subject to Section 8.2(c)(iii), all representations, warranties, covenants and agreements set forth in this Agreement, or in any writing delivered in connection with this Agreement or the transactions contemplated by this Agreement shall survive the Closing.
     8.2 Indemnification.
          (a) Indemnification of Buyer Group. Sellers agree to indemnify Buyer, its Affiliates (including, following the Closing, the Acquired Entities) and their respective officers, directors, employees, stockholders, agents, attorneys, representatives, successors and permitted assigns (the “Buyer Group”) and hold them harmless from and against any loss, liability, cost, damage, judgment, diminution in value, Tax, penalty, fine or expense, whether or not arising out of third party claims (including interest, penalties, reasonable attorneys’ fees and expenses and all amounts paid in investigation, defense or settlement of any of the foregoing and the enforcement of any rights hereunder) (a “Loss”) which the Buyer Group suffers, sustains or becomes subject to, as a result of:
          (i) the breach by any Seller or any Acquired Entity of any representation or warranty made by any Seller or any Acquired Entity contained in this Agreement, any schedule or exhibit hereto or any certificate delivered by or on behalf of Sellers and/or the Acquired Entities to Buyer in connection with the Closing;
          (ii) the breach by any Seller of any covenant or agreement made by any Seller contained in this Agreement, any schedule or exhibit hereto or any certificate delivered by or on behalf of Sellers to Buyer in connection with the Closing;
          (iii) the breach by any of the Acquired Entities of any covenant or agreement to be performed by the Acquired Entities prior to or at the Closing made by the Acquired Entities in this Agreement, any schedule or exhibit hereto or any certificate delivered by or on behalf the Acquired Entities to Buyer in connection with the Closing;

          (iv) subject to Section 8.2(f)(i) and Section 8.2(i) hereof, any Losses arising out of (A) workers compensation claims in respect of injuries occurring prior to the Closing or arising out of any accident which occurs prior to the Closing, (B) accident or other incident which occurs prior to the Closing and involves any automobile, truck, tractor, trailer and/or other vehicle owned by, leased by, insured by and/or contracted to any Acquired Entity (including, without limitation, any retroactive premium adjustments or other costs attributable to any pre-Closing insurance policy of any Acquired Entity) and (C) without duplication, any claim in respect of any damage and/or Loss to any cargo and/or product transported by, conveyed by and/or insured by any Acquired Entity or any of its independent contractors (whether or not covered by cargo liability insurance coverage); and/or
          (v) any Taxes of any Acquired Entity with respect to any taxable periods (or portions thereof) ending on or prior to the Closing Date.
Each Seller shall be responsible to the Buyer Group for paying such Seller’s Pro Rata Share of any Losses suffered or sustained by any member of the Buyer Group. Notwithstanding the foregoing, however, the representations, warranties, covenants and agreements contained in this Agreement that relate specifically and solely to a particular Seller are the obligations of that particular Seller only and the other Seller shall not be responsible therefor. This means that the particular Seller making any such representation, warranty, covenant or agreement contained in this Agreement shall be solely responsible for any Losses the Buyer Group may suffer as a result of any breach or nonfulfillment of any such representations, warranties, covenants and agreements by such Seller.
          (b) Indemnification of Sellers. Buyer agrees to indemnify Sellers and their respective Affiliates (excluding, following the Closing, the Acquired Entities), officers, directors, employees, stockholders, agents, attorneys, representatives, successors and permitted assigns (the “Seller Group”) and hold the Seller Group harmless from and against any Loss which Sellers suffer, sustain or become subject to, as the result of:
          (i) the breach of any representation or warranty made by Buyer contained in this Agreement, any schedule or exhibit hereto or any certificate delivered by or on behalf of Buyer in connection with the Closing; and/or
          (ii) the breach of any covenant or agreement made by Buyer contained in this Agreement, any schedule or exhibit hereto or any certificate delivered by or on behalf of Buyer in connection with the Closing.
          (c) Limits on Indemnity; Other Matters.
          (i) With respect to claims for breaches of representations and warranties referred to in Section 8.2(a)(i) and/or claims under Section 8.2(a)(iv) above: (A) Sellers shall not be liable to the Buyer Group for any individual Loss or series of related Losses arising out of the same or similar facts, events or circumstances of less than $20,000 (the “Mini-Basket”), provided that if any such individual Loss or series of related Losses arising out of the same or similar facts, events or circumstances are in excess of the Mini-Basket, all such Losses (including the Losses which would otherwise be subject to the Mini-Basket) shall be fully recoverable, subject to the limitations set forth in clauses (B) and (C) hereof; (B) Sellers will be liable to the Buyer Group for Losses arising therefrom only if the aggregate amount of all such Losses resulting to the Buyer Group from all such breaches or claims exceeds $250,000 (the “Basket”) in the aggregate, in which case Sellers will be liable for all such Losses in excess of the Basket; and (C) Sellers shall not be liable to the Buyer Group to the extent such Losses exceed $6,000,000 (the “Cap”);

provided that the foregoing limitations (i.e., Mini-Basket, Basket and Cap) shall not apply in respect of any Loss with respect to the breach by Sellers and/or the Acquired Entities of the Fundamental Seller Representations. Notwithstanding any provision in this Agreement to the contrary, Buyer acknowledges and agrees that Sellers shall not be liable to the Buyer Group for Losses solely to the extent arising from breaches of the representations and warranties set forth in Section 4.7 to the extent such Losses exceed $3,000,000 (the “Undisclosed Liabilities Cap”); it being understood and agreed, however, that (x) if Sellers and/or the Acquired Entities have breached any other representation, warranty, covenant or agreement in respect of any particular Loss, or such Loss is otherwise indemnifiable under Sections 8.2(a)(ii) through (v), then such Loss shall not count against the Undisclosed Liabilities Cap and (y) for the avoidance of doubt, the aggregate amount of Losses for which the Sellers will be liable to the Buyer Group with respect to breaches of representations and warranties referred to in Section 8.2(a)(i) (other than the Fundamental Seller Representations (which are not subject to the Mini-Basket, Basket and Cap), but including Section 4.7 (whether or not the Undisclosed Liabilities Cap has been reached)) and claims under Section 8.2(a)(iv) above shall in no event exceed the Cap.
          (ii) With respect to claims for breaches of representations and warranties referred to in Section 8.2(b)(i) above: (A) Buyer will be liable to the Seller Group for Losses arising therefrom only if the aggregate amount of all such Losses resulting to the Seller Group from all such breaches or claims exceeds, in the aggregate, $250,000 (the “Buyer Basket”), in which case Buyer will be liable for all such Losses in excess of the Buyer Basket; and (B) Buyer shall not be liable to the Seller Group to the extent such Losses exceed $6,000,000 (the “Buyer Cap”); provided that the foregoing limitations (i.e., the Buyer Basket and Buyer Cap) shall not apply in respect of any Loss with respect to the breach by Buyer of the Fundamental Buyer Representations.
          (iii) No Person shall be entitled to recover for any Loss pursuant to Section 8.2(a)(i) or Section 8.2(b)(i) unless written notice of a claim thereof is delivered to the Indemnifying Party prior to the Applicable Limitation Date (in which case, for the avoidance of doubt, such claim shall survive until the claim for indemnification and the matter upon which such claim for indemnification was brought have been finally resolved and, for a claim timely brought, the Losses indemnifiable hereunder shall include both those suffered prior to and after such Applicable Limitation Date). For purposes of this Section 8.2(c)(iii), the term “Applicable Limitation Date” shall mean the eighteen (18) month anniversary of the Closing Date; provided that with respect to any Loss arising from or relating to a breach of any Fundamental Seller Representation or any Fundamental Buyer Representation, the Applicable Limitation Date shall be the 30th day after the expiration of the applicable statute of limitations (including any extension thereto to the extent such statute of limitations may be tolled).
          (iv) No Person shall be entitled to recover for any Loss pursuant to Section 8.2(a)(i), in the case of the Buyer Group, or Section 8.2(b)(i), in the case of the Seller Group, if and to the extent such Person had knowledge prior to the Closing that the particular representation or warranty made by the other party(ies) under which recovery for such Loss is sought was breached. For purposes hereof, as applied to Buyer Group, the term “knowledge” means the actual knowledge (without any investigation or inquiry (and shall in no event encompass constructive, imputed or similar concepts of knowledge)) of the following Persons: Scott Rued, Dan Moorse and Kurt Rasmussen.
          (v) For the avoidance of doubt, and notwithstanding anything to the contrary herein, the limitations on recovery set forth in this Section 8.2(c) above shall not apply to, and shall in no way limit or restrict any Person’s right to maintain a claim for and/or recover any amounts in connection with, any claim for indemnification pursuant to Sections 8.2(a)(ii), 8.2(a)(iii), 8.2(a)(v) or 8.2(b)(ii).
          (d) Procedures. If a party hereto seeks indemnification under this Section 8.2, such party (the “Indemnified Party”) shall give written notice to the other party (the “Indemnifying Party”) of the facts and circumstances giving rise to the claim. In that regard, if any suit, action, claim, liability or obligation is brought or asserted by any third party which, if adversely determined, would entitle the Indemnified Party to indemnity pursuant to this Section 8.2, the Indemnified Party shall promptly notify the Indemnifying Party of the same in writing, specifying in reasonable detail the basis of such claim and the facts pertaining thereto and the Indemnifying Party, if it so elects (except that the Indemnifying Party may not so elect without the Indemnified Party’s consent unless (i) the Indemnifying Party acknowledges in writing its obligation to indemnify the Indemnified Party to the extent required under this ARTICLE VIII, (ii) the Indemnifying Party provides reasonable evidence to the Indemnified Party of its financial ability to satisfy its indemnification obligations, (iii) the suit, action, claim, liability or obligation does not seek to impose any liability or obligation upon the Indemnified Party other than for money damages, (iv) such suit, claim or action involves aggregate Losses that are reasonably expected to be less than the maximum amount for which such Indemnifying Party could be liable under this ARTICLE VIII and (v) such suit, action, claim, liability or obligation does not relate to the Indemnified Party’s relationship with its customers, suppliers or employees) shall assume and control the defense thereof (and shall consult with the Indemnified Party with respect thereto), including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of expenses. If the Indemnifying Party elects to assume and control the defense, the Indemnified Party shall have the right to employ counsel separate from counsel employed by the Indemnifying Party in any such action and to participate in the defense thereof, but the fees and expenses of such counsel employed by the Indemnified Party shall be at the expense of the Indemnified Party unless (y) the employment thereof has been specifically authorized by the Indemnifying Party in writing or (z) the Indemnifying Party has failed to assume the defense and employ counsel. The Indemnifying Party shall not be liable for any settlement of any action or proceeding, the defense of which it has elected to assume, which settlement is effected without the written consent of the Indemnifying Party. If there shall be a settlement to which the Indemnifying Party consents or a final judgment for the plaintiff in any action or proceeding, the Indemnifying Party shall indemnify and hold harmless the Indemnified Party from and against any Loss by reason of such settlement or judgment in accordance with this ARTICLE VIII.
          (e) Offset. Subject to the terms and conditions set forth in this Section 8.2, in the event that a party is finally determined to be entitled to indemnification for any Losses pursuant to this Section 8.2, then such Indemnified Party may, at its option, setoff all or any portion of such Losses against any amounts due or to become due to the Indemnifying Party, whether pursuant to this Agreement or otherwise (including under any Seller Note).
          (f) Insurance and Tax Benefits. Any payment made under this ARTICLE VIII in respect of any indemnification claim (i) shall be reduced by any insurance proceeds realized by and paid to the Indemnified Party in respect of such claim (determined after giving effect to any increase in premiums resulting therefrom), provided that if a member of the Buyer Group is the Indemnified Party, this clause (i) shall be limited to any insurance proceeds realized by and paid to the Acquired Entities in respect of such claim under the insurance policies listed on Schedule 4.18), and (ii) shall be reduced by an amount equal to any net Tax benefits attributable to such claim, but only to the extent that such Tax benefits are actually realized by the Indemnified Party or by any consolidated, combined or unitary group of which the Indemnified Party is a member, in the Tax year (or the immediately succeeding Tax year) in which such Losses were incurred. The Indemnified Party shall use its commercially reasonable efforts to make insurance claims relating to any claim for which it is seeking indemnification pursuant to this Section 8.2(f).

          (g) Certain Releases.
          (i) Effective upon the Closing, each Seller hereby irrevocably waives, releases and discharges forever the Acquired Entities from any and all liabilities and obligations to such Seller of any kind or nature whatsoever, whether in its capacity as a Seller hereunder, as a stockholder, officer or director of any Acquired Entity or otherwise (including, without limitation, in respect of rights of contribution or indemnification) as to facts, conditions, transactions, events or circumstances prior to the Closing Date; provided, that this Section 8.2(g)(i) (x) is not intended to affect the remedies available against Buyer hereunder or under any employment arrangements commencing as of the Closing Date and (y) subject to Section 9.11, shall not apply to rights of indemnification from the Acquired Entities under the Acquired Entities’ organizational documents held by any such Seller unless, in any such case, such indemnification, obligation or liability arises from or relates to a breach by any Seller of, or is otherwise covered by, a representation, warranty, covenant, agreement or indemnity under this Agreement, the schedules hereto and/or any certificate delivered by any Seller to Buyer with respect thereto in connection with the Closing (without regard to time limitations set forth herein).
          (ii) Effective upon the Closing, except for claims or causes of action brought under this Agreement, each of the Buyer and the Acquired Entities hereby irrevocably waives, releases and discharges forever each of the Sellers from any and all liabilities and obligations to Buyer or such Acquired Entity of any kind or nature arising out of or relating to facts, conditions, transactions, events or circumstances prior to the Closing Date to the extent related to the Acquired Entities; provided, however, that this Section 8.2(g)(ii) will not be construed to release any of the Sellers (1) from his obligations under this Agreement or the Exhibits hereto (including, without limitation, any indemnification obligations hereunder) and (2) from any claims or causes of actions based upon intentional misrepresentation, fraud or deceit.
          (h) Fraud. Nothing in this Agreement shall limit or restrict any Person’s right to maintain a claim for and/or recover any amounts in connection with any action or claim based upon intentional misrepresentation, fraud or deceit.
          (i) DOT Claims. Notwithstanding any provision in this Agreement to the contrary, Buyer acknowledges and agrees that Sellers shall not be liable to the Buyer Group for Losses arising from any and all Department of Transportation (or similar federal or state authority) claims and/or inquiries against any of the Acquired Entities of less than $200,000 in the aggregate.
     8.3 [Reserved].
     8.4 Exclusive Remedy. The parties hereto hereby acknowledge and agree that the indemnification rights under this ARTICLE VIII constitute the exclusive remedy for any party for a breach of or inaccuracy in any representation or warranty herein and any breach or nonfulfillment of any covenant or agreement herein (other than those set forth in Sections 1.4 and 9.1), except for specific performance, equitable relief, injunctive relief, fraud and/or intentional misrepresentation.
     8.5 Limitation on Special or Punitive Damages. No party will be liable for special or punitive damages, regardless of whether a claim is asserted based on tort or contract theories; provided, however, that in the case of third party claims or claims based on intentional misrepresentation, fraud or deceit the Loss to be covered by the indemnification provisions of this Agreement will be deemed to include all forms of relief, monetary and otherwise (including punitive or special damages).

     8.6 Subrogation. Nothing in this Agreement may be construed to limit any subrogation rights, if any, that an Indemnifying Party may have at law or equity to the extent the Indemnifying Party has made payments to the Indemnified Party hereunder.
     8.7 Indemnity Payments as Purchase Price Adjustments. To the greatest extent possible all indemnity payments under this ARTICLE VIII will be treated as adjustments to the Purchase Price.
ARTICLE IX
ADDITIONAL AGREEMENTS
     9.1 Tax Matters. The following provisions shall govern the allocation of responsibility as between Buyer and Sellers for certain tax matters following the Closing Date:
          (a) Tax Periods Ending on or Before the Closing Date. Sellers shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Acquired Entities for all periods ending on or prior to the Closing Date which are filed after the Closing Date. At least fifteen (15) days prior to filing any Tax Return described in the preceding sentence, Sellers shall submit a copy of such Tax Return to Buyer for Buyer’s review and approval, which approval shall not be unreasonably withheld; provided that if Buyer has not responded to Sellers at the expiration of such fifteen (15) day period, Buyer shall be deemed to have approved such Tax Return. Sellers shall reimburse Buyer for Taxes of the Acquired Entities with respect to such periods within fifteen (15) days of payment by Buyer or any Acquired Entity of such Taxes.
          (b) Tax Periods Beginning Before and Ending After the Closing Date. Buyer shall prepare or cause to be prepared and file or cause to be filed any Tax Returns for the Acquired Entities for Tax periods which begin before the Closing Date and end after the Closing Date. Sellers shall pay to Buyer within fifteen (15) days of the date on which Taxes are paid with respect to such periods an amount equal to the portion of such Taxes which relates to the portion of such Taxable period ending on the Closing Date. For purposes of this Section 9.1(b), in the case of any Taxes that are imposed on a periodic basis and are payable for a Taxable period that includes (but does not end on) the Closing Date, the portion of such Taxes which relates to the portion of such Taxable period ending on the Closing Date shall (x) in the case of any Taxes other than Taxes based upon or related to income, be deemed to be the amount of such Tax for the entire Taxable period multiplied by a fraction the numerator of which is the number of days in the Taxable period ending on the Closing Date and the denominator of which is the number of days in the entire Taxable period, and (y) in the case of any Tax based upon or related to income be deemed equal to the amount which would be payable if the relevant Taxable period ended on the Closing Date. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with prior practice of the Acquired Entities.
          (c) Refunds. To the extent any determination of Tax liability of any of the Sellers, whether as a result of an audit or examination, a claim for refund, the filing of an amended return or otherwise, results in any refund of Taxes paid attributable to any period ending on or prior to the Closing Date or the portion of a period before the Closing Date (other than a refund attributable to any attribute arising in a taxable period other than a Pre-Closing Tax Period), Buyer shall notify Sellers of such refund and any such refund or portion of such refund attributable to the Pre-Closing Tax Periods, or any portion thereof, net of any Taxes imposed on the recipient of, or entitlement to, such refund, shall belong to and be promptly remitted to Sellers.

          (d) Cooperation on Tax Matters. Buyer, the Acquired Entities and Sellers shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Section 9.1 and any audit or other Proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such audit or other Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Buyer will promptly notify Sellers of the commencement of any Proceeding by any Tax authority, as well as any notice of assessment and any notice and demand for payment, concerning any Taxes for which indemnification may be required under this Agreement. Sellers shall control the strategy, defense and settlement of any Proceeding relating to Taxes attributable to any Pre-Closing Tax Periods, provided that (i) Sellers acknowledge in writing their liability under this Agreement to hold the Buyer Group harmless against the full amount of any adjustment which may be made as a result of such Proceeding, (ii) Sellers shall not take any position in any such Proceeding inconsistent with past practices and positions taken by the Acquired Entities, (iii) the Buyer may participate in any such Proceeding at its own expense and with counsel of its choosing, and (iv) if any of the issues raised in any such Proceeding could reasonably be expected to have a material impact on Taxes of Buyer or any Acquired Entity or any of their respective affiliates for any taxable period ending after the Closing Date, the Sellers shall not settle or compromise any such Proceeding without the consent of the Buyer (which consent shall not be unreasonably withheld, conditioned or delayed). Buyer will reasonably cooperate with Sellers and cause the Acquired Entities to reasonably cooperate with Sellers. Sellers shall promptly notify Buyer if Sellers decide not to participate in the defense of any such Proceeding and Buyer thereupon shall be permitted (as its own expense) to defend such Proceeding, in which event Sellers will reasonably cooperate with Purchaser. Without the prior written consent of Sellers (not to be unreasonably withheld, conditions or delayed), Buyer shall not cause or permit any of the Acquired Entities to file any amended Tax Return relating to Pre-Closing Tax Periods or file any claim for a refund of Taxes relating to Pre-Closing Tax Periods. The Acquired Entities and Sellers agree (A) to retain all books and records with respect to Tax matters and pertinent to the Acquired Entities relating to any Taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Buyer or Sellers, any extensions thereof) of the respective Taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, the Acquired Entities or Sellers, as the case may be, shall allow the other party to take possession of such books and records.
          (e) Tax Sharing Agreements. All tax sharing agreements or similar agreements with respect to or involving any Acquired Entity (other than the fuel tax agreements listed on Schedule 9.1(e)) shall be terminated as of the Closing Date and, after the Closing Date, no Acquired Entity shall be bound thereby or have any liability thereunder.
          (f) Certain Taxes. All transfer, documentary, sales, use, stamp, registration and other such non-income Taxes and fees (including any penalties and interest) incurred in connection with this Agreement shall be paid by Sellers when due, and Sellers will, at their own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other non-income Taxes and fees, and, if required by applicable Law, Buyer will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.
          (g) Section 338(h)(10) Election.
          (i) Each Seller will, and shall cause such Seller’s spouse (if any) to, join Buyer in making an election under Section 338(h)(10) of the Code (and any corresponding provisions of state, local or foreign Law) (collectively, a “Section 338(h)(10) Election”) with respect to the purchase and sale of the Securities. Buyer will be responsible for preparing the Form 8023 and any other applicable forms used to make a Section 338(h)(10) Election. Each Seller shall sign, and shall cause such Seller’s spouse (if any) to sign, and Buyer shall sign, as required by applicable Law, at the Closing all federal and state forms used to make a Section 338(h)(10) Election requiring his, her or its signature. Buyer and Sellers will cooperate in good faith with each other in the preparation and timely filing of any Tax Returns required to be filed in connection with the making of such an election, including the exchange of information and the joint filing of Form 8023 and related schedules. Prior to the Closing Date, each Seller shall provide to Buyer any information (including Tax elections made by or on behalf of the Acquired Entities) reasonably requested by Buyer in connection with its filing of a Section 338(h)(10) Election. Sellers shall pay any Tax imposed on the Acquired Entities attributable to the making of the Section 338(h)(10) Election, including (i) any Tax imposed under Section 1374 of the Code, (ii) any tax imposed under Treas. Reg. Section 1.338-1(d)(3), or (iii) any state, local or foreign Tax imposed on the gain resulting from the deemed asset sale of any Acquired Entity as a result of the Section 338(h)(10) Election.
          (ii) Buyer, the Acquired Entities and Sellers agree that the Purchase Price and the liabilities of the Acquired Entities (plus other relevant items) will be allocated to the assets of the Acquired Entities for all purposes (including Tax and financial accounting) in a manner consistent with the fair market values set forth in an allocation schedule to be prepared by the Buyer in accordance with Section 338(b)(5) of the Code. Buyer and Sellers shall determine the fair market value of the assets of the Acquired Entities by mutual agreement (the “Valuation”) in a manner consistent with the methodologies set forth on Exhibit F. Buyer and the Acquired Entities will file all Tax Returns (including amended returns and claims for refund) and information reports in a manner consistent with the Valuation.
     9.2 Press Releases and Announcements. From and after the date hereof, no press releases related to this Agreement and the transactions contemplated herein, or other announcements to the employees, customers or suppliers of any Acquired Entity will be issued without Buyer’s consent (which shall not be unreasonably withheld).
     9.3 Further Transfers. Sellers and the Acquired Entities will execute and deliver such further instruments of conveyance and transfer and take such additional action as Buyer may reasonably request to effect, consummate, confirm or evidence the transfer to Buyer of the Securities and any other transactions contemplated hereby.
     9.4 Specific Performance. The parties hereto hereby agree that irreparable damage would occur in the event that the provisions of this Agreement were not performed in accordance with their specific terms. Accordingly, it is hereby agreed that the Parties shall be entitled to seek an injunction or injunctions or other equitable relief to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.
     9.5 Investigation and Confidentiality.
          (a) Sellers will maintain the confidentiality of, and will not use for any purpose, all proprietary and other non-public information regarding the Acquired Entities (including, without limitation, any of same included in the Proprietary Rights), except as necessary to file Tax Returns and other reports to Governmental Entities, and to the extent necessary to perform their obligations as employees of Buyer, the Acquired Entities and/or any of their Affiliates. In the event that Sellers are requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any such information, Sellers will notify Buyer promptly of the request or requirement so that Buyer may seek an appropriate protective order or waive compliance with the provisions of this Section 9.5. If, in the absence of a protective order or the receipt of a waiver hereunder, Sellers are, on the advice of counsel, legally compelled to disclose any information , Sellers may disclose the information; provided, however, that the disclosing Sellers shall use commercially reasonable efforts to obtain, at the request of Buyer, an order or other assurance that confidential treatment will be accorded to such portion of the information required to be disclosed as Buyer shall designate. This Section 9.5 shall survive any expiration or termination of this Agreement.
          (b) The parties hereto acknowledge and agree that in the event of a breach by any party of any of the provisions of this Section 9.5, monetary damages may not constitute a sufficient remedy. Consequently, in the event of any such breach, any non breaching party and/or their respective successors or assigns may, in addition to other rights and remedies existing in their favor, apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions hereof, in each case without the requirement of posting a bond or proving actual damages.
     9.6 Expenses. Except as otherwise provided herein, Buyer and Sellers will pay all of their own fees, costs and expenses (including fees, costs and expenses of legal counsel, investment bankers, brokers or other representatives and consultants and filing fees, appraisal fees, surveys, title insurance policies, environmental reports and other costs and expenses) incurred in connection with the negotiation of this Agreement, the performance of its obligations hereunder, and the consummation of the transactions contemplated hereby. Notwithstanding the foregoing each party acknowledges and agrees that (i) Buyer shall be responsible for any fee payable to Ahern & Associates, LTD payable in connection with the transactions contemplated hereby under any retainer or fee agreement between Buyer or any of its pre-Closing Affiliates and Ahern & Associates, LTD and (ii) Sellers will pay the fees, costs and expenses of the Acquired Entities and that the Acquired Entities will not pay any of Sellers’ fees, costs and expenses (including, without limitation, legal and accounting fees, costs and expenses) arising in connection with the transactions contemplated hereby; provided that the Acquired Entities may pay up to $85,000 in the aggregate of the fees and expenses described in this clause (ii). Subject to the proviso in the immediately preceding sentence, to the extent such fees, costs and expenses are not either paid by Sellers on or prior to the Closing Date, Sellers shall indemnify and hold harmless the Buyer Group from such fees, costs and expenses.
     9.7 Submission to Jurisdiction; Waiver of Jury Trial. Other than with respect to actions for equitable or injunctive relief (which may be brought in any court having proper jurisdiction), the parties hereby submit to the exclusive jurisdiction of the United States District Court for the District of Maine and of any Maine state court located within the geographic boundaries of Maine for purposes of legal proceedings that may arise hereunder and the parties hereby irrevocably waive, to the fullest extent permitted by Law, any objection that they may now have or later have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum. THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVE ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDINGS BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT.
     9.8 Books and Records. Unless otherwise consented to in writing by Sellers or Buyer (as the case may be), Buyer and Sellers will not, for a period of 7 years following the Closing Date, destroy, alter or otherwise dispose of any of the books and records of any Acquired Entity acquired by Buyer hereunder or retained by Sellers without first offering to surrender to Sellers or Buyer such books and records or any portion thereof of which Sellers or Buyer may intend to destroy, alter or dispose of. Buyer and Sellers will allow the other party’s representatives, attorneys and accountants access to such books and records, upon reasonable request and during such party’s normal business hours, for the purpose of examining and copying the same in connection with any matter whether or not relating to or arising out of this Agreement or the transactions contemplated hereby.
     9.9 Reserved.
     9.10 Non-Compete; Non-Solicitation. In consideration of Buyer’s agreement to enter into this Agreement, and as a condition thereto, each Seller covenants and agrees as follows:
          (a) For a period of six years from and after the Closing Date (the “Non-Compete Period”), such Seller will not engage directly or indirectly in any of the businesses in which any Acquired Entity engages as of the Closing Date anywhere in North America; provided, however, that such Seller may own up to 5% of the outstanding equity securities of any publicly traded Person that engages in any of such businesses; provided, further, that such Seller may engage in any of such businesses after the Closing while employed by Buyer, any of the Acquired Entities or any of Buyer’s Affiliates solely in such Seller’s capacity as an employee of Buyer, the Acquired Entities and/or Buyer’s Affiliates, whether pursuant to the applicable employment agreement attached as Exhibit D or Exhibit E or otherwise, to the extent authorized to do so by Buyer.
          (b) during the Non-Compete Period, such Seller (i) will not, and will cause his Affiliates not to, directly or indirectly contact or solicit for the purpose of offering employment to or hiring (whether as an employee, consultant, agent, independent contractor or otherwise) or actually hire any person employed by any Acquired Entity at any time during the 1-year period preceding the Closing Date and/or during the Non-Compete Period, without the prior written consent of Buyer and (ii) will not induce or attempt to induce any customer or other business relation of any Acquired Entity into any business relationship which might materially harm such Acquired Entity.
          (c) If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 9.10 is invalid or unenforceable, the parties hereto agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.
     (d) Such Seller acknowledges and agrees that in the event of a breach by such Seller of any of the provisions of this Section 9.10, monetary damages will not constitute a sufficient remedy. Consequently, in the event of any such breach, the Buyer Group and/or their respective successors or assigns may, in addition to other rights and remedies existing in their favor, apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions hereof, in each case without the requirement of posting a bond or proving actual damages.
     (e) If (i) Buyer and the Acquired Entities fail to make in full any scheduled payment of principal or interest within 365 days after any such amount is due and payable under the Sargent Note or the Tweedie Note (and regardless of whether prohibited from making such payment as a result of any prohibition relating to the Senior Indebtedness (as such term is defined in the Senior Notes)) or (ii) Buyer and the Acquired Entities fail to make in full any Contingent Payment (after final determination thereof)

within 365 days after any such amount is due and payable pursuant to Section 1.4 (and regardless of whether prohibited from making such payment as a result of any prohibition relating to the Senior Indebtedness (as such term is defined in the Senior Notes)), then immediately upon such event, and without waiving any other rights Sellers may have under ARTICLE VIII, Sections 9.10(a) and 9.10(b) will become immediately null and void from and after any such payment default (after giving effect to such 365 day cure period); provided that the foregoing shall in no event relieve any Seller from liability for any breach of Section 9.10(a) and/or Section 9.10(b) prior to such termination. In addition, if Buyer terminates a particular Seller’s employment with Buyer without Cause (as defined below), then immediately upon such termination, Section 9.10(a) will become immediately null and void with respect to such Seller from and after the date of such termination; provided that the foregoing shall in no event relieve any Seller from liability for any breach of Section 9.10(a) prior to such termination. For purposes hereof, “Cause” means (i) the commission of a felony or any other act or omission involving dishonesty, embezzlement, theft or fraud with respect to Buyer or any of its post-Closing Subsidiaries (including the Acquired Entities) or any of their customers, suppliers, agents or independent contractors, (ii) conduct tending to bring Buyer or any of its post-Closing Subsidiaries (including the Acquired Entities) into substantial public disgrace or disrepute (including substance abuse and sexual misconduct), (iii) substantial and repeated failure to perform duties as reasonably directed by Buyer’s board of directors, (iv) breach of fiduciary duty, gross negligence or willful misconduct with respect to Buyer or any of its post-Closing Subsidiaries (including the Acquired Entities) or (v) any other material breach of any written agreement governing the employment relationship between any such Seller and Buyer or any of its post-Closing Subsidiaries (including the Acquired Entities). For the avoidance of doubt, the parties hereto acknowledge and agree that nothing in this Section 9.10(e) shall be construed to extend the Non-Compete Period beyond the six year anniversary of the Closing Date.
     9.11 Directors and Officers Indemnification. For a period of five (5) years after the Closing Date, the Buyer and the Acquired Entities agree not to amend or modify the director and officer indemnification provisions (if any) contained in the certificate of incorporation and/or bylaws of any Acquired Entity in a manner that is adverse to such covered Persons. Notwithstanding any provision herein to the contrary, Buyer and the Acquired Entities shall have no obligation to indemnify any such covered Person (including any Seller or any of their Affiliates) entitled to indemnification under any organizational documents of any Acquired Entity to the extent any such claim arises from or relates to a breach by any Seller or any Acquired Entity of, or is otherwise covered by, a representation, warranty, covenant, agreement or indemnity under this Agreement (without regard to time limitations set forth herein). Subject to the satisfaction of any applicable eligibility requirements, each Seller shall be entitled to be covered by any directors’ and officers’ liability insurance policy maintained by Buyer with respect to Buyer and the Acquired Entities during the term of such Seller’s employment with Buyer or any of its post-Closing Subsidiaries (including the Acquired Entities), which policy(ies) shall be on terms not materially less favorable in the aggregate to the covered directors and officers than those set forth in the attachments to Schedule 9.11.
     9.12 Contingent Payment Covenants.
          (a) During the period commencing on the Closing Date and ending on December 31, 2009, Buyer will, and will cause the Acquired Entities to, unless otherwise consented to by Sellers (any such consent not to be unreasonably withheld or delayed):
          (i) account for the Acquired Entities as a separate accounting entity on a consolidated basis;

          (ii) except as set forth in Section 9.12(b)(i), maintain the separate existence of each Acquired Entity (provided, however, that Buyer may convert any such Acquired Entity into a limited liability company without Sellers’ consent);
          (iii) operate the Acquired Entities in the same lines of business as the Acquired Entities were operated prior to the Closing Date;
          (iv) refrain from permitting the sale or lease of any material capital assets of the Acquired Entities to any third party, except for such sales or leases in the Ordinary Course of Business;
          (v) refrain from operating the business of the Acquired Entities except in the Ordinary Course of Business (provided, however, that Buyer may cause any Acquired Entity to, and any Acquired Entity may (at Buyer’ direction), make such changes in the operation of the business of any Acquired Entity that (i) are necessary to comply with applicable Law, (ii) are necessary to comply with any Contract to which any Acquired Entity is party or subject to, and/or (iii) are necessary or desirable to respond to changes in the market and/or industry in which any such Acquired Entity participates);
          (vi) use commercially reasonable efforts to ensure that the Acquired Entities possess or have access to sufficient working capital so as to operate in a manner consistent with the operations prior to the Closing Date; and
          (vii) operate the Acquired Entities in a good faith manner such that Buyer will not take, and will not permit the Acquired Entities to take, any action that would have the effect of artificially decreasing the EBITDA of the Acquired Entities.
          (b) Without limiting the generality of the foregoing provisions of Section 9.12(a), during the period commencing on the Closing Date and ending on December 31, 2009, without the written consent of Sellers (not to be unreasonably withheld or delayed), Buyer will not, and, in the case of Sections 9.12(b)(i) through (vii), will not permit any of its Affiliates to:
          (i) dissolve, merge, consolidate, liquidate or otherwise change the legal existence of the Acquired Entities, except that any Acquired Entity may merge with another Acquired Entity and Buyer may cause any such Acquired Entity to be converted into a limited liability company;
          (ii) except pursuant to the arrangements set forth on Schedule 9.12(b)(ii), charge the Acquired Entities any management fee or administrative fee or similar fee;
          (iii) except for the arrangements set forth on Schedule 9.12(b)(ii), cause any Acquired Entity to enter into any Contract or other arrangement with any other Affiliate of Buyer (other than Contracts and arrangements among any of Buyer and the Acquired Entities), except on an arms’ length basis;
          (iv) move any business office of any Acquired Entity or relocate any employees or consultants of any Acquired Entity, in each case more than ten miles from its or their location on the Closing Date;
          (v) so long as any Seller Note is outstanding, cause or allow the payment of any dividend by Buyer (provided that the foregoing shall not be deemed to prohibit or otherwise restrict any intercompany transfers or other intercompany transactions among the Acquired Entities and/or any dividends or intercompany transactions between any Acquired Entity and Buyer);
          (vi) cause the Acquired Entities to hire any management-level employee or consultant, except (i) employees and consultants retained by the Acquired Entities on the Closing Date, (ii) employees and consultants retained to work for the Acquired Entities on a full or part-time basis on terms and conditions consistent with the Acquired Entities’ historic practices and/or (iii) in the good faith discretion of the board of directors of Buyer or any Acquired Entity;
          (vii) materially increase the compensation paid to any Acquired Entities’ employee, except for merit or bonus increases in the ordinary course of business or as otherwise determined in the good faith discretion of the board of directors of Buyer or any Acquired Entity; or
          (viii) direct any existing business of any Acquired Entity to any Affiliate of Buyer (other than another Acquired Entity) or prohibit any Acquired Entity from soliciting any new business otherwise within the lines of business of the Acquired Entities as of the date hereof.
ARTICLE X
MISCELLANEOUS
     10.1 Amendment and Waiver. This Agreement may be amended and any provision of this Agreement may be waived, provided that any such amendment or waiver will be binding upon a party only if such amendment or waiver is set forth in a writing executed by Buyer and Sellers (or in the case of a waiver, by the party providing such waiver). No course of dealing between or among any Persons having any interest in this Agreement will be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any party under or by reason of this Agreement. Notwithstanding any provision herein to the contrary, no Seller shall be entitled to make any determination, provide any waiver or amendment or otherwise take any action on behalf of any member of the Buyer Group hereunder except to the extent approved in writing by the Board.
     10.2 Notices. All notices, demands and other communications given or delivered under this Agreement will be in writing and will be deemed to have been given when personally delivered, mailed by first class mail, return receipt requested, delivered by overnight delivery service or telecopied. Notices, demands and communications to the Acquired Entities, Sellers and Buyer will, unless another address is specified in writing, be sent to the address or telecopy number indicated below:
          Notices to Sellers (and, prior to the Closing, the Acquired Entities):
If to Sargent:
Bruce Sargent
425 Center Line Road
Presque Isle, ME 04769
If to Tweedie:
Michael Tweedie
P.O. Box 363
Mars Hill, ME 04758

With a copy to:
Stinson Morrison Hecker LLP
12 Corporate Woods
10975 Benson, Suite 550
Overland Park, KS 66210
Attention: Lawrence Bigus
Telecopy: (913) 451-6352
Notices to Buyer (and after the Closing, the Acquired Entities):
c/o Thayer Capital Partners
1455 Pennsylvania Avenue, N.W.
Suite 350
Washington, D.C. 20004
Attention: Scott Rued
Telecopy: (202) 371-0391
With a copy to:
Kirkland & Ellis LLP
200 East Randolph Drive
Chicago, Illinois 60601
Attention: John A. Schoenfeld, P.C.
Telecopy: (312) 861-2200
     10.3 Binding Agreement; Assignment. This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any Seller without the prior written consent of Buyer or by Buyer without the prior written consent of the Sellers; provided further that, notwithstanding the foregoing, Buyer and its permitted assigns may at any time without the prior written consent of any other party: (a) assign, in whole or in part, its rights and obligations under this Agreement to one or more of its Affiliates or to any subsequent purchaser of the Acquired Entities or of any material portion of the Acquired Entities’ assets and (b) assign its rights under this Agreement for collateral security purposes to any lenders providing financing to Buyer, the Acquired Entities, such permitted assign or any of their Affiliates.
     10.4 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Agreement.
     10.5 Construction. The language used in this Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any Person. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any matter or item disclosed on one Schedule shall be deemed to have been disclosed on each other Schedule if, and only to the extent that, it is reasonably apparent that such matter or item disclosed has application to such other

Schedule. The parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the party has not breached shall not detract from or mitigate the fact that the party is in breach of the first representation, warranty, or covenant. Nothing in this Agreement is intended to provide any party with more than one recovery in respect of any particular Loss, regardless of whether arising out of the breach of more than one representation or warranty. Any references to defined terms herein imparting the singular only shall include the plural and vice versa. The word “includes” and its derivatives means “includes, but is not limited to,” and corresponding derivative expressions. The words “this Agreement,” “herein,” “hereby,” “hereunder,” and words of similar import refer to this Agreement as a whole and not to any particular article, section or other subdivision, unless expressly so limited. The word “or” is disjunctive but not necessarily exclusive.
     10.6 Captions. The captions used in this Agreement are for convenience of reference only and do not constitute a part of this Agreement and will not be deemed to limit, characterize or in any way affect any provision of this Agreement, and all provisions of this Agreement will be enforced and construed as if no caption had been used in this Agreement.
     10.7 Entire Agreement. This Agreement and the documents referred to herein contain the entire agreement between the parties and supersede any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way, including the letter agreement, dated May 10, 2006, among the Sellers, the Acquired Entities and Buyer’s Affiliate, Thayer Equity Investors V, L.P.
     10.8 Counterparts. This Agreement may be executed in one or more counterparts (whether by originally-executed counterparts or electronically-delivered counterparts or any combination of such methods), each of which shall be deemed an original but all of which taken together will constitute one and the same instrument.
     10.9 Governing Law. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement and the exhibits and schedules hereto shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.
     10.10 Parties in Interest. Nothing in this Agreement, express or implied, is intended to confer on any Person other than the parties and their respective successors and assigns any rights or remedies under or by virtue of this Agreement.
     10.11 Knowledge. As applied to the Acquired Entities or Sellers in this Agreement, the term “Knowledge” means the actual knowledge or awareness (after reasonable inquiry of the officers, directors, management personnel, dispatchers (including third party dispatchers, but excluding, for the avoidance of doubt, any truck drivers) and attorneys, accountants and other professional service providers of, or engaged by, the Acquired Entities and Sellers) of the following Persons: Bruce Sargent, Michael Tweedie, and Amy Howlett.

ARTICLE XI
DEFINITIONS
     11.1 Certain Definitions. For purposes hereof, the following terms, when used herein with initial capital letters, shall have the respective meanings set forth below:
     “Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person. For the purposes of this definition, “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, Contract or otherwise.
     “Bonus Recipients” means the employees of the Acquired Entities identified on Schedule 11.1(b) attached hereto.
     “Business Day” means any day other than Saturday, Sunday or any other day in which banks in New York, New York are authorized or required to be closed.
     “Code” means the Internal Revenue Code of 1986, as amended.
     “Contract” shall mean any contract, license, sublicense, franchise, mortgage, purchase order, indenture, loan agreement, note, lease, sublease, agreement, commitment, instrument or other arrangement, in each case, whether written or oral.
     “EBITDA” means, for any particular Contingent Payment Period and solely with respect to the businesses of the Acquired Entities, without duplication, (i) Buyer’s and the Acquired Entities’ consolidated net income (or loss) for any particular Contingent Payment Period determined in accordance with GAAP, consistently applied in accordance with the past practices of the Acquired Entities, plus (ii) to the extent (but only to the extent) deducted in such period in determining such net income (or loss) (A) the amount of income Tax expense of Buyer and the Acquired Entities for such period, (B) the amount of interest expense for indebtedness for borrowed money of Buyer and the Acquired Entities for such period, (C) the amount of depreciation expenses of Buyer and the Acquired Entities for such period and (D) the amount of amortization expenses of Buyer and the Acquired Entities for such period, minus (iii) to the extent (but only to the extent) included in such period in determining such net income, (1) interest income and non-operating income and (2) extraordinary or nonrecurring items of income or gain. In addition, “EBITDA” will exclude the effect of any of the following, to the extent included in the determination of Buyer’s and the Acquired Entities’ consolidated net income (or loss) for any particular Contingent Payment Period: (a) any EBITDA attributable to any business resulting from an acquisition directly or indirectly consummated by Buyer and/or any Acquired Entity after the Closing; (b) any portion of any Contingent Payment due and owing, if any; (c) the amount of any management, advisory or transaction fees paid or payable to Thayer Equity Investors V, L.P. or its Affiliates, including the arrangements set forth on Schedule 9.12(b)(ii); (d) any non-cash items increasing net income in any such period; (e) any gains or losses from the sale of assets outside of the ordinary course of business; (f) the aggregate amount of the insurance premium for umbrella insurance coverage in excess of $2.0 million but less than $15.0 million (not, in any event, to exceed $250,000 in the aggregate per Contingent Payment Period); (g) the aggregate amount of the insurance premium for umbrella insurance coverage in excess of $15.0 million, if any; (h) the Transaction Bonuses and (i) the aggregate amount of third party expenses (including filing and permit fees) incurred by Buyer or the Acquired Entities as a result of any relicensing or repermitting required solely as a result of the sale transaction contemplated by Section 1.1 hereof and/or changes resulting directly therefrom.

     “Encumbrance” shall mean any encumbrance, lien, pledge, mortgage, deed of trust, security interest, claim, lease, charge, community property interest, equitable interest, option, debt, right of first refusal, easement, servitude or similar restriction.
     “Environmental and Safety Requirements” shall mean, as in effect prior to or on the Closing Date, all federal, state, local and foreign statutes, regulations, ordinances and similar provisions having the force or effect of Law, all judicial and administrative orders and determinations, all contractual obligations and all common law concerning public health and safety, worker health and safety, pollution, or protection of the environment, including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous or otherwise regulated materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation, each as amended.
     “Family Group” of an individual means such individual’s spouse and descendants (whether natural or adopted) and any trust or other estate planning vehicle solely for the benefit of such individual and/or such individual’s spouse and/or descendants.
     “Fundamental Buyer Representations” means those representations and warranties of Buyer set forth in Sections 6.1 (Organization), 6.2 (Authorization) and 6.5 (Brokerage).
     “Fundamental Seller Representations” means those representations and warranties of Sellers and/or the Acquired Entities set forth in Sections 4.1 (Organization), 4.2 (Authorization), 4.3 (Capitalization), 4.4 (Subsidiaries), 4.11 (Taxes), 4.15 (Brokerage), 4.26 (Indebtedness), 4.28 (Cash), 5.1 (Residency), 5.2 (Authorization), 5.4 (Brokerage) and 5.5 (Securities).
     “GAAP” means generally accepted accounting principles of the United States consistently applied.
     “Governmental Entity” means any nation or government, any state, province or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any court, arbitrator or other body or administrative, regulatory or quasi-judicial authority, agency, department, board, commission or instrumentality of any federal, state, local or foreign jurisdiction.
     “HSR Act” means the Hart Scott Rodino Antitrust Act of 1976, as amended.
     “Indebtedness” means, without duplication, (A) all indebtedness or other obligation of the Acquired Entities for borrowed money, whether current, short term, or long term, secured or unsecured, (B) any indebtedness evidenced by any note, bond, debenture or other debt security, (C) any indebtedness for the deferred purchase price of property or services with respect to which a Person is liable, contingently or otherwise, as obligor or otherwise, (D) any commitment by which a Person assures a creditor against loss (including, without limitation, contingent reimbursement Liability with respect to letters of credit), (E) all lease obligations of the Acquired Entities under leases which are capital leases in accordance with GAAP, (F) any off balance sheet financing of the Acquired Entities, (G) any liability of the Acquired Entities with respect to interest rate swaps, collars, caps and similar hedging obligations, (H) any liability of the Acquired Entities under deferred compensation plans, severance or bonus plans or similar arrangements (including retention agreements and change-in-control agreements) made payable in whole or in part as a result of the transactions contemplated herein (other than the aggregate amount of Transaction Bonuses paid and/or payable to the Bonus Recipients to the extent such amounts are deducted from the Cash Portion of the Purchase Price at Closing), (I) any indebtedness referred to in clauses (A) through (H) above of any Person other than the Acquired Entities which is either guaranteed by, or secured by a security interest upon any property owned by, the Acquired Entities and (J) accrued and unpaid interest of, and prepayment premiums, penalties or similar contractual charges arising as result of the discharge at Closing of, any such foregoing obligation. For the avoidance of doubt, “Indebtedness” shall (1) not be deemed to include trade account payables of the Acquired Entities generated in the Ordinary Course of Business to unaffiliated third Persons (including truckers) and real property lease payments, (2) not be deemed to include the performance and similar bonds and letters of credit set forth on Schedule 11.1(a), (3) include any Indebtedness owed to any Seller or any of such Seller’s Affiliates (other than an Acquired Entity) and any Indebtedness securing any real property) and (4) not be deemed to include any Indebtedness owed from one Acquired Entity to another Acquired Entity.
     “Law” means any law, statute, rule, ordinance, code, requirement, regulation, treaty, administrative ruling or executive order in the United States of America, any foreign country or any domestic or foreign national state, provincial, municipal or other local political subdivision thereof issued or promulgated by any Governmental Entity.
     “Material Adverse Effect” means any event, transaction, condition or change (or combination of the foregoing) which has had or could reasonably be expected to have a material adverse effect on the business, assets, condition (financial or otherwise), operating results, customer, employee and/or sales representative relations or value of the Acquired Entities, taken as a whole, other than any event, transaction, condition or change relating to or arising out of (i) general United States economic or market conditions or (ii) acts of terrorism or war.
     “Order” means any order, injunction, judgment, decree, ruling, writ or assessment.
     “Ordinary Course of Business” means the usual and ordinary course of business of the Acquired Entities consistent with past custom and practice (including with respect to quantity and frequency).
     “Permits” means any license, permit, certificate, approval, consent, registration, filing, franchise, accreditation or similar authorization issued, granted or otherwise made available by or under the authority of any Governmental Entity or pursuant to any Law.
     “Permitted Encumbrance” means (i) liens for Taxes not yet due and payable; (ii) liens imposed by law, such as liens of carriers, warehousemen, mechanics and materialmen incurred in the Ordinary Course of Business for sums that are not yet due and payable.
     “Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a Governmental Entity.
     “Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date, except that for Straddle Periods, the portion of such Straddle Period ending on the Closing Date will be considered a Pre-Closing Tax Period.
     “Pro Rata Share” means, (i) with respect Sargent, 50% and (ii) with respect to Tweedie, 50%.
     “Proceeding” means any action, claim, demand, arbitration, audit, hearing, investigation, litigation, suit or other proceeding of any nature (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Entity or arbitrator.

     “Proprietary Rights” means all of the following items (i) patents, patent applications, patent disclosures and inventions; (ii) trademarks, service marks, trade dress, logos, slogans, designs, trade names, Internet domain names and corporate names together with all goodwill associated therewith; (iii) copyrights, copyrightable works and mask works and all derivative works thereof; (iv) all registrations, applications and renewals for any of the foregoing; (v) trade secrets, know how and confidential information (including, without limitation, ideas, formulae, manufacturing and production processes and techniques, specifications, designs, research and development information, technical data, proposals, financial and accounting data, business and marketing plans, customer and supplier lists and related information); (vi) computer software (including, without limitation, data, data bases and documentation) and licensed program products and (vii) any other proprietary rights.
     “Real Property” means collectively, the Owned Real Property and the Leased Real Property.
     “Securities Act” means the Securities Act of 1933, as amended from time to time.
     “Straddle Period” means any taxable period beginning on or before and ending after the Closing Date.
     “Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (irrespective of whether, at the time, stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, limited liability company, association or other business entity, either (A) a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof, or (B) such Person is a general partner, managing member or managing director of such partnership, limited liability company, association or other entity.
     “Tax” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, unclaimed property, sales, use, transfer, registration, escheat, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not, and including any obligation to indemnify or otherwise assume or succeed to the Tax liability of any other Person.
     “Tax Returns” means returns, declarations, reports, claims for refund, information returns or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of Taxes of any party or the administration of any laws, regulations or administrative requirements relating to any Taxes.
     “Transaction Bonuses” means the cash payments due to the Bonus Recipients as set forth on Schedule 11.1(b) (prior to any reduction in respect of applicable federal, state and local tax withholdings). Schedule 11.1(b) sets forth the Transaction Bonus payable to each Bonus Recipient in connection with the consummation of the transactions contemplated hereby (prior to any reduction in respect of applicable federal, state and local tax withholdings).
     11.2 Terms Defined Elsewhere in this Agreement. For purposes of this Agreement, the following terms shall have the meanings set forth in the section indicated:

Section
“Accounting Firm”	1.4(b)
“Acquired Entities”	Preamble
“Agreement”	Preamble
“Applicable Limitation Date”	8.2(c)(iii)
“Basket”	8.2(c)(i)
“Benefit Plans”	4.17(a)
“Board”	1.4(b)
“Buyer”	Preamble
“Buyer Basket”	8.2(c)(ii)
“Buyer Cap”	8.2(c)(ii)
“Buyer Group”	8.2(a)
“Cap”	8.2(c)(i)
“Calculation Notice Statement”	1.4(b)
“Cash Portion”	1.2
“Contingent Payment”	1.4(a)
“Contingent Payment Period”	1.4(a)
“Closing”	1.3(a)
“Closing Date”	1.3(a)
“Closing Date Payment”	1.2
“COBRA”	4.17(a)
“Company Proprietary Right”	4.13(b)
“ERISA”	4.17(a)
“Equity Interests”	4.3
“HSR Act”	1.6
“Indemnified Party”	8.2(d)
“Indemnifying Party”	8.2(d)
“Insiders”	4.20
“Improvements”	4.9(c)
“Latest Balance Sheet”	4.6
“Leased Real Property”	4.9(b)
“Leases”	4.9(b)
“Loss”	8.2(a)
“Material Contract”	4.12(a)
“Objection Notice”	1.4(b)
“Owned Real Property”	4.9(a)
“Purchase Price”	1.2
“Sargent”	Preamble
“Sargent Note”	1.2
“Section 338(h)(10) Election”	9.1(g)(i)
“Securities”	Preamble
“Seller”	Preamble
“Seller Notes”	1.2
“Transfer”	1.4(d)
“Tweedie”	Preamble
“Tweedie Note”	1.2
“WARN Act”	4.8(j)
* * * *

     IN WITNESS WHEREOF, the parties hereto have executed this Stock Purchase Agreement as of the date first written above.

BUYER: SARGENT TRANSPORTATION GROUP, INC.
By:	/s/ Dan Moorse
	Name:	Dan Moorse
Its: Vice President

ACQUIRED ENTITIES: SARGENT TRUCKING, INC.
By:	/s/ Bruce W. Sargent
	Name:	Bruce W. Sargent
Its: President

BIG ROCK TRANSPORTATION, INC.
By:	/s/ Bruce W. Sargent
	Name:	Bruce W. Sargent
Its: President

MIDWEST CARRIERS, INC.
By:	/s/ Bruce W. Sargent
	Name:	Bruce W. Sargent
Its: President

SMITH TRUCK BROKERS, INC.
By:	/s/ Bruce W. Sargent
	Name:	Bruce W. Sargent
Its: President

B & J TRANSPORTATION, INC.
By:	/s/ Bruce W. Sargent
	Name:	Bruce W. Sargent
Its: President

SELLERS:

/s/ Bruce W. Sargent
Bruce Sargent

/s/ Michael Tweedie
Michael Tweedie